Exhibit 10.1

AMENDED AND RESTATED

master MANAGEMENT AGREEMENT

June 9, 2021

i

AMENDED AND RESTATED master MANAGEMENT AGREEMENT

THIS AMENDED AND RESTATED MASTER MANAGEMENT AGREEMENT is entered into as of June 9, 2021, by and among Five Star Senior Living Inc. (“FVE”), a Maryland corporation, FVE Managers, Inc. (the “Manager”), a Maryland corporation and subsidiary of FVE, Diversified Healthcare Trust (“DHC”), a Maryland real estate investment trust, and certain subsidiaries of DHC from time to time party hereto.

RECITALS:

WHEREAS, certain subsidiaries of DHC (each, an “Owner” and collectively, the “Owners”) own certain real property and improvements thereon which are operated as senior living communities (each, a “Community,” and collectively, the “Communities”), and the Owners lease the Communities to certain other subsidiaries of DHC (each, a “Company” and collectively, the “Companies”), in each case as identified on Exhibit A attached hereto; and

WHEREAS, the Manager operates each Community for the account of the applicable Company pursuant to those certain Management Agreements, dated as of January 1, 2020 (the “Original Management Agreements”), between the Manager and the applicable Company, and that certain Omnibus Agreement, dated as of January 1, 2020 (the “Omnibus Agreement”), among FVE, the Manager and certain subsidiaries of DHC party thereto; and

WHEREAS, the parties to the Original Management Agreements and the Omnibus Agreement wish to amend and restate those agreements in their entirety;

NOW, THEREFORE, the parties hereto agree that, effective as of the date of this Agreement, the Original Management Agreements and the Omnibus Agreement are amended and restated, and consolidated in their entirety as follows:

ARTICLE I
DEFINITIONS

The following terms shall have the following meanings when used in this Agreement:

Section 1.01.      “AAA” is defined in Section 16.02(a).

Section 1.02.      “Accountants” means either RSM US LLP or Deloitte & Touche LLP, or such other firm of independent certified public accountants as may be approved by DHC and FVE.

Section 1.03.      “Adverse Regulatory Event” is defined in Section 8.04(b).

Section 1.04.      “Affiliate” means with respect to any Person, (a) any Person who directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with a Person or (b) any Person of which a Person is the beneficial owner of a twenty-five percent (25%) or greater interest or (c) any Person who acquires all or substantially all of the assets of a Person. A Person shall be deemed to control another Person if such Person, directly or indirectly, has the power to direct the management, operations or business of such Person. The term “beneficial owner” for this and other definitions, having the meaning given such term in Rule 13d-3 under the Securities Exchange Act of 1934, as amended. Notwithstanding the foregoing, in no event shall FVE or any of subsidiary of FVE be considered an Affiliate of DHC or any subsidiary of DHC, and in no event shall DHC or any DHC subsidiary be considered an Affiliate of FVE or any FVE subsidiary, for purposes of this Agreement.

Section 1.05.      “Agreement” means this Amended and Restated Master Management Agreement, as amended from time to time.

Section 1.06.      “Annual Operating Budget” is defined in Section 7.01.

Section 1.07.      “Appellate Rules” is defined in Section 16.02(g).

Section 1.08.      “Approved Budget” is defined in Section 7.01.

Section 1.09.      “Award” is defined in Section 16.02(e).

Section 1.10.      “Bankruptcy” means, with reference to any party:

(a)        the filing by a party of a voluntary petition in bankruptcy or insolvency or a petition for reorganization under any bankruptcy law, or the admission by a party that it is unable to pay its debts as they become due, or the institution of any proceeding by a party for its dissolution;

(b)        the consent by a party to an involuntary petition in bankruptcy or the party’s failure to vacate, within ninety (90) days from the date of entry thereof, any order approving an involuntary petition with respect to such party; or

(c)       the entering of an order, judgment or decree by any court of competent jurisdiction, on the application of a creditor, adjudicating a party as bankrupt or insolvent or approving a petition seeking reorganization or appointing a receiver, trustee, or liquidator of all or a substantial part of a party’s assets, and such order, judgment or decree’s continuing unstayed and in effect for an aggregate of sixty (60) days (whether or not consecutive) in any twelve (12) month period.

Section 1.11.      “Base Fee” is defined in Section 3.01(a).

Section 1.12.     “Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in the Commonwealth of Massachusetts are authorized to close.

Section 1.13.      “Change in Control” means (a) the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission) of nine and eight tenths percent (9.8%) or more, or rights, options or warrants to acquire nine and eight tenths percent (9.8%) or more, of the outstanding shares of voting stock or other voting interests of another Person (a “Relevant Person”) or of any direct or indirect parent of a Relevant Person (“Parent”), or the power to direct the management and policies of a Relevant Person or Parent, directly or indirectly, (b) the merger or consolidation of a Relevant Person or Parent with and into any Person or the merger or consolidation of any Person with and into a Relevant Person or any Parent (other than the merger or consolidation of any Person into a Relevant Person or Parent that does not result in a Change in Control of a Relevant Person or Parent under clauses (a), (c), (d), (e) or (f) of this definition), (c) any one or more sales, conveyances, dividends or distributions to any Person of all or any material portion of the assets (including capital stock or other equity interests) or business of a Relevant Person or Parent, whether or not otherwise a Change in Control, (d) the cessation, for any reason, of the individuals who at the beginning of any twenty-four (24) consecutive month period (commencing on the date hereof) constituted the board of directors of a Relevant Person or any Parent (together with any new directors whose election by such board or whose nomination for election by the shareholders of a Relevant Person or any Parent was approved by a vote of a majority of the directors then still in office who were either directors at the beginning of any such period or whose election or nomination for election was previously so approved, but excluding any individual whose initial nomination for, or assumption of, office as a member of such board of directors occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any Person other than a solicitation for the election of one or more directors by or on behalf of the board of directors) to constitute a majority of the board of directors of a Relevant Person or any Parent then in office, or (e) the adoption of any proposal (other than a precatory proposal) by a Relevant Person or any Parent not approved by vote of a majority of the directors of such Relevant Person or Parent, as the case may be, in office immediately prior to the making of such proposal, or (f) the election to the board of directors of a Relevant Person or any Parent of any individual not nominated or appointed by vote of a majority of the directors of such Relevant Person or Parent in office immediately prior to the nomination or appointment of such individual.

Section 1.14.      “Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

Section 1.15.      “Community” and “Communities” are defined in the recitals to this Agreement.

Section 1.16.      “Community Expenses” means, with respect to any Community, all costs and expenses related to the maintenance, operation, repair, renovation, replacement and staffing of that Community that are normally charged as operating expenses under GAAP, including: (a) costs of inventory and supplies (including Household Replacements) used in the operation of that Community; (b) amounts payable to third parties or expenses otherwise incurred with respect to marketing, advertising, leasing, use, repair or maintenance of that Community and any expense incurred in order to obtain or maintain any operating permits, licenses, approvals or certifications at that Community, including any associated licensing or registration fees and expenses; (c) amounts payable to third parties for billing and collections of amounts due for goods and services provided to Residents at that Community, including for the collection of delinquent rentals and other costs required in connection with the enforcement of any lease or resident agreement; (d) amounts payable to third parties under service contracts for that Community; (e) amounts payable to third parties for auditing (including any audits that may be required pursuant to Section 6.03), tax preparation, accounting and risk management services and legal fees with respect to that Community; (f) all Personnel Costs incurred by the Manager for all personnel employed, and independent contractors who provide services, at that Community, or whose services are entirely allocable to that Community (or a pro rata share of such Personnel Costs in the case of services provided by a regional business manager or a Shared Employee (defined below)); (g) costs of all utilities serving that Community; (h) costs of insurance premiums at that Community; (i) the Base Fee payable to the Manager with respect to that Community; (j) costs incurred by the Manager for electronic data processing equipment, systems, software or services used at that Community; (k) all Impositions and all related costs at that Community (subject to the requirements of Section 5.05); (l) all expenses, including settlement payments, penalties, fines, repayments, consultant or legal fees and any other costs incurred, related to audits, investigations, inquiries or reviews of that Community or the applicable Company or Owner by a Governmental Authority, accreditation body or a contractor of a Governmental Authority; (m) any other recoupments, repayments, adjustments, reconciliations or other payments made or returned to Residents or third party payors at that Community and any related consultant and legal fees; (n) costs payable to prevent, cure or correct any violation of Legal Requirements with respect to that Community or the applicable Company or Owner; and (o) costs incurred to litigate, negotiate and/or settle any civil claim, action or litigation, including any amounts payable pursuant to a settlement, judgment or damages award and related legal fees with respect to that Community or the applicable Company or Owner.

If any Community Expenses (e.g., advertising, information technology, reporting and other systems for the operation of a Community and personnel training), but not including Personnel Costs, are shared among Communities or with other senior housing communities managed or operated by the Manager or its Affiliates (the “Shared Expenses”), whether owned by a Company or its Affiliates or other parties, the Manager shall identify such Shared Expenses in the applicable Annual Operating Budgets for that Community and the basis for allocation. In addition, the Manager may allocate as a Community Expense a pro rata share of the Personnel Costs the Manager incurs with respect to any employee or independent contractor, including for Home Office Personnel to the extent allowed by Section 4.03, who provides services at one or more Communities and at other senior housing communities managed or operated by the Manager (a “Shared Employee”) in accordance with an allocation formula approved by DHC, which approval shall not be unreasonably withheld, conditioned or delayed.

Community Expenses shall not include, unless otherwise approved by DHC: costs for Home Office Personnel (except as allowed by Section 4.03), costs for the Manager’s in-house accounting and reporting systems, software or services to the extent used exclusively at the Manager’s home office, other home office and corporate level expenses and travel expenses of personnel assigned to work exclusively at a Community, except for such Community related travel expenses as are generally reimbursed or paid pursuant to that Community’s policies and procedures.

Section 1.17.      “Company” and “Companies” are defined in the introductory paragraph to this Agreement.

Section 1.18.      “Condemnation” means a taking by Governmental Authority in an eminent domain, condemnation, compulsory acquisition or similar proceeding for any public or quasi-public use or purpose.

Section 1.19.      “Construction Supervision Fee” means an amount equal to three percent (3%) of amounts funded for Routine Capital Replacements less the amount of any construction supervision (or similar) fees paid to any third party.

Section 1.20.     “Consumer Price Index” means the Consumer Price Index for Urban Wage Earners and Clerical Workers, 1982-1984=100. The Consumer Price Index is presently published by the Bureau of Labor Statistics of the United States Department of Labor. In the event publication of the Consumer Price Index ceases, the computations under this Agreement with respect to which the Consumer Price Index is to be applied shall be computed upon the basis of whatever index published by the United States Department of Labor at that time is most nearly comparable as a measure of general changes in price levels. In the event that the Consumer Price Index ceases to use 1982-84=100 as the basis of calculation, then the Consumer Price Index shall be converted to the amount(s) that would have resulted had the manner of calculating the Consumer Price Index in effect at the date of this Agreement not been altered.

Section 1.21.      “DHC” is defined in the introductory paragraph to this Agreement.

Section 1.22.      “DHC Parties” means DHC and any DHC subsidiary that is party to this Agreement.

Section 1.23.      “Discount Rate” means the yield reported as of 10:00 A.M. on the Business Day prior to the date of termination of this Agreement on the display designated as “Page PX1” (or such other display as may replace Page PX1 on Bloomberg Financial Markets (“Bloomberg”) or, if Page PX1 (or its successor screen on Bloomberg) is unavailable, the Telerate Access Service screen which corresponds most closely to Page PX1) for the most recently issued actively traded U.S. Treasury securities having a maturity equal to the number of years between the date of termination and the scheduled expiration date of the Term (including any extension of the Term, but not in excess of twenty (20) years in any event), plus 300 basis points, or if such yields shall not be reported as of such time or the yields reported as of such time shall not be ascertainable (including by way of interpolation), the Treasury Constant Maturity Series Yields reported for the latest day for which such yields shall have been so reported as of the Business Day prior to the date of termination of this Agreement in Federal Reserve Statistical Release H.15 (519) (or any comparable successor publication) for actively traded U.S. Treasury securities having the same maturity, plus 300 basis points. If necessary, U.S. Treasury bill quotations shall be converted to bond equivalent yields in accordance with accepted financial practice and interpolating linearly between reported yields.

Section 1.24.      “Disputes” is defined in Section 16.02(a).

Section 1.25.      “EBITDA” means, with respect to any Community, for any period, the net income of that Community before interest, income taxes, depreciation and amortization allocated to that Community, determined in accordance with GAAP applied on a consistent basis. To the extent the Term with respect to any Community commences or ends on a day other than the first day of the calendar year or the last day of the calendar year, as applicable, for the purposes of the calculations required under this Agreement, EBITDA for that Community will be adjusted on a pro rata basis for such partial calendar year.

Section 1.26.      “Event of Default” is defined in Section 15.01, as to the Manager, and in Section 15.02, as to the Companies.

Section 1.27.      “Excess Invested Capital” means, with respect to any Community, for any calendar year, the amount by which Invested Capital paid in such calendar year for that Community exceeds Target Invested Capital for such calendar year for that Community.

Section 1.28.      “FF&E” means furniture, fixtures, furnishings, soft goods, case goods, vehicles, systems and equipment.

Section 1.29.      “FVE” is defined in the introductory paragraph to this Agreement.

Section 1.30.      “FVE Common Shares” means the shares of common stock of FVE, par value $.01 per share.

Section 1.31.      “FVE Parties” means, collectively, FVE, the Manager, and any other subsidiary of FVE that may be party to this Agreement from time to time.

Section 1.32.      “GAAP” means generally accepted accounting principles in the United States applied on a consistent basis.

Section 1.33.      “Governmental Authority” means any United States federal, state or local government or political subdivision thereof, or any court, administrative agency or commission or other quasi-governmental authority or instrumentality or any subdivision thereof.

Section 1.34.     “Gross Revenues” means, with respect to any Community, all revenues derived from operating that Community, determined in accordance with GAAP, including: income (from both cash and credit transactions, net of any fee therefor and net of any contractual allowances granted to third party payors) from community fees, monthly occupancy fees, health care fees, third party reimbursement or payments and any and all other fees and payments received from or on behalf of Residents; income from food and beverage and catering sales; income from vending machines, and proceeds, if any, from business interruption insurance and all other revenues from the operation of that Community; provided that, Gross Revenues shall not include: (a) gratuities to employees, (b) federal, state or municipal excise, sales or use taxes or similar taxes imposed at the point of sale and collected directly from Residents or guests or included as part of the sales price of any goods or services, (c) proceeds from the sale of FF&E and any other capital asset, (d) interest received or accrued with respect to the monies in any accounts referred to in Section 5.04, (e) proceeds of any financing or refinancing, (f) proceeds of any insurance policy (except business interruption insurance) or condemnation or other taking, (g) any cash refunds, rebates or discounts to Residents, cash discounts and credits of a similar nature, given, paid or returned in the course of obtaining Gross Revenues or components thereof to the extent not reflected in contractual allowances, (h) proceeds from any sale of that Community or any other capital transaction, (i) Resident funds on deposit or security deposits until such time and to the extent as the same are applied to current fees due for services rendered, (j) awards of damages, settlement proceeds and other payments received in respect of any litigation other than litigation to collect fees due for services rendered, and (k) payments under any policy of title insurance. Any community fees or deposits that are refunded to a Resident shall be deducted from Gross Revenues from the applicable Community during the month in which such refunds are made, if previously included in Gross Revenues of that Community.

Section 1.35.      “Guaranty” means that certain Amended and Restated Guaranty Agreement, dated as of June 9, 2021, as amended from time to time, made by FVE in favor of the DHC Parties, pursuant to which FVE guarantees, among other things, the obligations of the Manager to the Companies under this Agreement.

Section 1.36.    “HIPAA” means the Health Insurance Portability and Accountability Act of 1996, as amended by Subtitle D of the Health Information Technology for Economic and Clinical Health Act, as incorporated in the American Recovery and Reinvestment Act of 2009 and the implementing regulations promulgated thereunder, as amended from time to time.

Section 1.37.      “Home Office Personnel” is defined in Section 4.03.

Section 1.38.      “Household Replacements” means supply items including linen, china, glassware, silver, uniforms, and similar items.

Section 1.39.     “Impositions” means, with respect to any Community, all levies, assessments and similar charges, including: all water, sewer or similar fees, rents, rates, charges, excises or levies, vault license fees or rentals; license and regulatory approval fees; inspection fees and other authorization fees and other governmental charges of any kind or nature whatsoever (and all interest and penalties thereon), which at any time during or in respect of the Term may be assessed, levied, confirmed or imposed on that Community, the applicable Company or the Manager with respect to that Community or the operation thereof, or otherwise in respect of or be a lien upon that Community (including, on any of the inventories or Household Replacements now or hereafter located therein). Impositions shall not include (a) any income or franchise taxes payable by any Company or the Manager or (b) any franchise, corporate, capital levy or transfer tax imposed on any Company or the Manager.

Section 1.40.      “Incentive Fee” means, with respect to any calendar year, an amount equal to fifteen percent (15%) of the amount by which the Portfolio EBITDA (prior to the payment of the Incentive Fee) for such calendar year exceeds the Portfolio Target EBITDA for such calendar year; provided, however, in no event will the Incentive Fee for any calendar year exceed the amount by which Portfolio Gross Revenues for such calendar year exceeds the sum of the Community Expenses of all of the Communities for such calendar year. The Incentive Fee will be determined based upon the annual financial statements for such calendar year required under this Agreement with additional adjustments being made on an annual basis based upon any audits conducted pursuant to this Agreement.

Section 1.41.      “Intellectual Property” means (a) all software developed and owned by the Manager or an Affiliate of the Manager; (b) all written manuals, instructions, policies, procedures and directives issued by the Manager to its employees at any Community regarding the procedures and techniques to be used in operation of that Community; and (c) all Proprietary Marks.

Section 1.42.      “Interest Rate” means an annual rate of eight percent (8%), but not higher than the highest rate permitted by law.

Section 1.43.     “Invested Capital” means, with respect to any Community, any amounts paid by the applicable Company or Owner for Routine Capital Replacements or a Major Renovation or Repositioning (and excluding amounts funded by such Company for Working Capital) as reflected on the books and records of the applicable Company or Owner, less any amounts representing proceeds from the sale of Routine Capital Replacements or a Major Renovation or Repositioning or any other capital asset, and in all events, subject to adjustment based on any audit conducted pursuant to Section 6.03(b).

Section 1.44.      “Lease” is defined in Section 8.02(a).

Section 1.45.     “Legal Requirements” means any permit, license, certificate, law, code, rule, ordinance, regulation or order of any Governmental Authority, Board of Fire Underwriters or any similar body to any of the foregoing having jurisdiction over the business or operation of any Community or the matters which are the subject of this Agreement, including any Resident care or health care, building, zoning or use laws, ordinances, regulations or orders, environmental protection laws and fire department rules.

Section 1.46.      “Liquidity” means, as of any determination date, the amount of (a) unencumbered cash and cash equivalents of FVE, and (b) FVE’s available borrowing capacity under its revolving credit facilities or similar on-demand sources of liquidity.

Section 1.47.      “Major Renovation or Repositioning” means, with respect to any Community, a major renovation or repositioning of that Community identified as such in the Approved Budget for that Community.

Section 1.48.      “Manager” is defined in the introductory paragraph to this Agreement.

Section 1.49.      “Mortgage” means, with respect to any Community, any mortgage or deed of trust recorded against that Community.

Section 1.50.      “Multiplier” means the greater of (a) two percent (2%), or (b) a fraction, the numerator of which shall be the difference between the Consumer Price Index for the immediately preceding December and the Consumer Price Index for the December that is twelve (12) months prior thereto, and the denominator of which shall be the Consumer Price Index for such prior December.

Section 1.51.     “Non-Performing Asset” means any Community with respect to which, commencing with the 2023 calendar year, in any two (2) consecutive calendar years, or in any two (2) calendar years out of any three (3) consecutive calendar years during the Term, the EBITDA for such calendar year does not equal at least eighty percent (80%) of the Target EBITDA for such calendar year; provided, however, for purposes of this calculation, in no event shall Target EBITDA be less than $0.

Section 1.52.      “Omnibus Agreement” is defined in the Recitals to this Agreement.

Section 1.53.      “Original Management Agreements” is defined in the Recitals to this Agreement.

Section 1.54.      “Other Requirements” is defined in Section 9.02.

Section 1.55.      “Owner” and “Owners” are defined in the Recitals to this Agreement.

Section 1.56.      “Person” means any natural person, corporation, limited liability company, trust, joint venture, partnership, Governmental Authority or other entity.

Section 1.57.      “Personnel Costs” means total cash compensation, costs of training programs, hiring expenses, severance payments, payroll taxes, workers’ compensation, travel expenses, incentive programs (e.g., workers’ compensation and risk management related incentive programs) and employee fringe benefits payable to such personnel.

Section 1.58.      “Portfolio EBITDA” means, with respect to any calendar year, the sum of the EBITDA of all of the Communities for such calendar year; provided, however, if a Community undergoes a Major Renovation or Repositioning, the EBITDA for that Community shall not be included in the calculation of Portfolio EBITDA for any calendar year in which such Major Renovation or Repositioning is ongoing. For the avoidance of doubt, if this Agreement is terminated or entered into with respect to a Community during a calendar year, only the EBITDA for that Community for the period that this Agreement was in effect with respect to that Community during such calendar year will be taken into account in determining Portfolio EBITDA.

Section 1.59.      “Portfolio Gross Revenues” means, with respect to any calendar year, the sum of the Gross Revenues of all of the Communities for such calendar year. For the avoidance of doubt, if this Agreement is terminated or entered into with respect to a Community during a calendar year, only the Gross Revenues of that Community for the period that this Agreement was in effect with respect to that Community during such calendar year will be taken into account in determining Portfolio Gross Revenues.

Section 1.60.      “Portfolio Target EBITDA” means, with respect to any calendar year, the sum of the Target EBITDA for all of the Communities for such calendar year; provided, however, that if this Agreement is terminated with respect to a Community during a calendar year, then Portfolio Target EBITDA for that calendar year will be reduced by a pro rata portion of the Target EBITDA for that Community for such calendar year based on the portion of such calendar year that this Agreement was not in effect with respect to that Community, and if any Community is added to this Agreement during a calendar year, then Portfolio Target EBITDA for that calendar year will be increased by a pro rata portion of the full calendar year Target EBITDA for that Community under this Agreement for such calendar year based on the portion of such calendar year that this Agreement was in effect with respect to that Community; and provided further, that if a Community undergoes a Major Renovation or Repositioning, the Target EBITDA for that Community shall not be included in the calculation of Portfolio Target EBITDA for any calendar year in which such Major Renovation or Repositioning is ongoing.

Section 1.61.      “Privacy Standards” is defined in Section 18.08.

Section 1.62.      “Property” is defined in Section 12.04.

Section 1.63.      “Proposed Transaction” is defined in Section 12.04.

Section 1.64.     “Proprietary Marks” means all trademarks, trade names, symbols, logos, slogans, designs, insignia, emblems, devices and service marks which are used by the Manager to identify any Community, whether they are now or hereafter owned by the Manager or any of its Affiliates, and whether or not they are registered under the laws of the United States.

Section 1.65.      “Residents” means, with respect to any Community, the individuals residing at that Community.

Section 1.66.     “Restricted Payment” means the declaration or payment of any dividend or other distribution of assets, properties, cash, rights, obligations or securities to any person on account of the capital stock of FVE or the purchase, redemption or other acquisition for value of any shares of capital stock of FVE, whether now or hereafter outstanding.

Section 1.67.      “Routine Capital Replacements” means, with respect to any Community, replacements and renewals of FF&E at that Community and such repairs, maintenance, alterations, improvements, renewals and replacements to that Community building and its mechanical systems which are classified as capital expenditures under GAAP, but excluding any Major Renovation or Repositioning.

Section 1.68.      “Rules” is defined in Section 16.02(a).

Section 1.69.      “State” means, with respect to any Community, the state in which that Community is located and any regulatory agencies within the State with overview authority or other authority over that Community, and any other state that asserts regulatory authority over that Community or with respect to its Residents, to the extent thereof.

Section 1.70.      “Tangible Net Worth” means, with respect to any person, as of any determination date, the excess of total assets over total liabilities of such Person on such date, each as determined in accordance with GAAP, excluding, however, from total assets: (a) goodwill, organizational expenses, research and development expenses, trademarks, trade names, copyrights, patents, patent applications, licenses and rights thereof, and other similar intangibles, (b) all deferred charges or unamortized debt discount and expense, (c) all reserves carried and not deducted from assets, (d) treasury stock and capital stock, obligations or other securities of, or capital contributions to, or investments in, any subsidiary, (e) deferred gain, and (f) any items not included in clauses (a) through (e) above that are treated as intangibles in conformity with GAAP.

Section 1.71.      “Target EBITDA” means, with respect to any Community, (a) with respect to calendar year 2021, the EBITDA budgeted for calendar year 2021 and identified in the Approved Budget for that Community for calendar year 2021, and (b) with respect to each subsequent calendar year, the sum of (i) the amount of the prior calendar year’s Target EBITDA for that Community increased by the absolute value of the product of (A) the prior calendar year’s Target EBITDA for that Community, multiplied by (B) the Multiplier, plus (ii) six percent (6%) of any Excess Invested Capital made in the prior calendar year for that Community; provided, however, that if a Community undergoes a Major Renovation or Repositioning, the Target EBITDA for that Community shall be reset to the EBITDA budgeted for the first full calendar year following completion of such Major Renovation or Repositioning and identified in the Approved Budget. To the extent the Term commences or ends on a day other than the first day of the calendar year or the last day of the calendar year with respect to any Community, as applicable, Target EBITDA for that Community will be adjusted on a pro rata basis for such partial year.

Section 1.72.      “Target Invested Capital” means, with respect to any Community, (a) with respect to calendar year 2021, the amount set forth on Exhibit A hereto for that Community, and (b) with respect to each subsequent calendar year, the amount of the prior calendar year’s Target Invested Capital for that Community increased by the product of (i) the prior calendar year’s Target Invested Capital for that Community, multiplied by (ii) the Multiplier; provided, however, the Target Invested Capital with respect to any Community for any calendar year shall increase or decrease on a per unit pro rata basis to the extent the number of units at that Community in such calendar year increases or decreases from the number of units at that Community in the prior calendar year, in each case as identified in the Approved Budget for that Community for the applicable calendar year.

Section 1.73.      “Term” is defined in Section 13.01.

Section 1.74.     “Termination Fee” means, with respect to any Community, an amount equal to the present value of the payments that would have been made to the Manager between the date of termination for that Community and the scheduled expiration date of the initial Term (not including any extension of the Term, but not for a period in excess of ten (10) years in any event) as Base Fees for that Community if this Agreement had not been terminated with respect to that Community, calculated based upon the average of the Base Fees earned for that Community in each of the three (3) calendar years ended prior to the Termination Date, discounted at an annual rate equal to the Discount Rate.

Section 1.75.     “Unsuitable for Use” means, with respect to any Community, as a result of damage, destruction or partial Condemnation, that Community cannot be reasonably expected to be restored to its prior condition within nine (9) months and/or, in the good faith judgment of the applicable Owner, after restoration or partial Condemnation that Community cannot be operated on a commercially practicable basis.

Section 1.76.      “Working Capital” means, with respect to any Company, funds used in the day-to-day operation of that Community.

ARTICLE II
APPOINTMENT OF THE MANAGER

Section 2.01.      Appointment of the Manager. Each Company hereby appoints the Manager as the sole and exclusive manager for the daily operation and management of each applicable Community for the Term. The Manager accepts such appointment and further agrees to:

(a)        perform the duties of the Manager under this Agreement in compliance with this Agreement, including Section 4.06;

(b)       (i) supervise and direct the management and operation of each Community in a financially sound, cost-effective and efficient manner; and (ii) establish and maintain programs to promote the most effective utilization of each Community’s services and maximize occupancy and Gross Revenues;

(c)        provide quality services to Residents in a manner complying with all Legal Requirements and the form of resident agreement in use at each Community;

(d)        establish appropriate marketing programs;

(e)        maintain well trained, quality staff, in sufficient number, at each Community;

(f)         institute (i) a sound financial accounting system for each Community, (ii) adequate internal fiscal controls through proper budgeting, accountant procedures and timely financial performance, and (iii) sound billing and collection procedures and methods; and

(g)      diligently monitor and assure physical plant maintenance and housekeeping consistent with the Approved Budget for each Community.

ARTICLE III
PAYMENTS TO THE MANAGER; WORKING CAPITAL; CAPITAL REPLACEMENTS; INSUFFICIENT FUNDS

Section 3.01.      Management Fees.

(a)        As compensation for the services to be rendered by the Manager under this Agreement, the Manager shall receive a management fee (“Base Fee”) during the Term equal to five percent (5%) of the Gross Revenues of each Community.

(b)       Commencing with the 2021 calendar year, the Companies shall pay to the Manager the Incentive Fee for each calendar year during the term of this Agreement. The Companies shall determine among themselves which portion of the Incentive Fee shall be allocable to which Communities provided that the sum of all such allocable shares shall equal the Incentive Fee. Payment of the Incentive Fee shall be made on the last Business Day of the January following the end of each calendar year, in arrears

(c)        In consideration of the Manager’s management of Routine Capital Replacements, the Company shall pay the Manager a Construction Supervision Fee for any Routine Capital Replacements made in accordance with the Approved Budget for the applicable Community. Such Construction Supervision Fee will be paid monthly in arrears based on Routine Capital Replacements made in such month.

(d)        No amount paid hereunder is intended to be, nor shall it be construed to be, an inducement or payment for referral of Residents by any party or any of its Affiliates to any other party or any of its Affiliates.

ARTICLE IV
MANAGEMENT SERVICES

Section 4.01.      Authority of the Manager and Management Services. Subject to the terms of this Agreement and each Company’s responsibilities as licensee, the Manager shall have discretion and control in all matters relating to the day-to-day management and operation of each Community consistent with the Approved Budget for that Community. Such discretion and control shall include the authority to negotiate and execute contracts in its own name, in the name of and on behalf of the applicable Company and/or the applicable Community, in each case, subject to the terms of this Agreement. The Manager shall implement all aspects of the operation of each Community in accordance with the terms of this Agreement, and shall have responsibility and commensurate authority for all such activities. Without limiting the generality of the foregoing, in addition to any other services set forth in this Agreement, the Manager shall, consistent with the Approved Budget for each Community:

(a)        enter into all contracts, leases and agreements required in the ordinary course of business for the supply, operation, maintenance of and provision of services to that Community (including food procurement, building services (including cleaning, trash removal, snow plowing, landscaping, carpet cleaning and pest control), utilities and licenses and concessions for commercial space in that Community); provided that, unless specifically set forth in the Approved Budget for that Community, the Manager shall obtain the written consent of that Company before entering into any contract, lease or agreement not terminable on ninety (90) days’ notice without payment of premium or penalty;

(b)       purchase such inventories, provisions, food, supplies, Household Replacements and other expendable items as are necessary to operate and maintain that Community in the manner required pursuant to this Agreement;

(c)        provide care to Residents in compliance with Legal Requirements and the resident agreements in use at that Community and set all Resident fees and charges including those for accommodation, food services and care services;

(d)        in its own name and on behalf of and, with the consent of that Company, in the name of that Company, to institute and/or defend, as the case may be, any and all legal actions or proceedings relating to the management and operation of that Community;

(e)        prepare a marketing plan and direct all the marketing efforts; and

(f)        oversee, manage and direct all day-to-day operations.

Section 4.02.     Hiring and Training of Staff. The Manager shall have in its employ or under contract at all times a sufficient number of capable employees or independent contractors meeting all Legal Requirements, to enable it to properly, adequately, safely and economically manage, operate, maintain and account for each Community. All matters pertaining to the retention, employment, supervision, compensation, training, promotion and discharge of such employees or independent contractors are the responsibility of the Manager. All such individuals shall be employees or independent contractors of the Manager. The Manager shall comply with all applicable Legal Requirements having to do with employers including, worker’s compensation, unemployment insurance, hours of labor, wages, working conditions and withholding of taxes from employee wages. The Manager shall have the power to hire, dismiss or transfer the executive director at each Community, provided the Manager shall keep the applicable Company informed with respect to the Manager’s intentions to transfer or terminate the executive director and shall consult with the applicable Company with respect to the hiring of a replacement, it being understood that any final decision shall be made by the Manager. If a Company becomes dissatisfied with the performance of an executive director at any applicable Community, that Company shall have the right to confer with representatives of the Manager to discuss the replacement of the executive director or other action, which shall be within the discretion of the Manager.

Section 4.03.      The Manager’s Home Office Personnel. The Manager may, in its discretion, provide its services under this Agreement through its Home Office Personnel, provided that the Personnel Costs for such Home Office Personnel shall not be a Community Expense unless agreed to in advance by the applicable Company. The Manager shall further make its Home Office Personnel available for consultation and advice related to each Community without charge other than its Base Fee. If a Company requests a type, form or level of service from the Manager’s Home Office Personnel of a nature that would otherwise be a Community Expense, the Manager shall provide such services by Home Office Personnel for an additional cost to be agreed to in advance by the Manager and the applicable Company, which shall be a Community Expense. The term “Home Office Personnel” shall include the Manager’s home office staff with experience in areas such as accounting, budgeting, finance, legal, human resources, construction, development, marketing, food service and purchasing, among other areas.

Section 4.04.      Resident Agreements. The Manager shall give notice of any material changes to any forms of resident agreements or other occupancy agreements used with respect to any Community to the applicable Company for that Company’s approval before such resident agreements or other occupancy agreements are used. The Manager shall act as an authorized representative of each Company in executing resident agreements and occupancy agreements with respect to the applicable Community, but the Manager shall not enter into such agreements for a duration of more than one year without the prior consent of the applicable Company.

Section 4.05.      Contracts with Affiliates. The Manager shall not engage or pay any compensation to any Affiliate of the Manager for the provision of services in connection with this Agreement unless (a) such party is fully qualified and experienced to provide the required services, (b) both the scope of services and the compensation payable to such Affiliate for the services are consistent with then current market standards or comparable arm’s-length transactions, and (c) the Manager discloses such engagement to the applicable Company as a transaction with an Affiliate of the Manager.

Section 4.06.      Legal Requirements.

(a)       Subject to a Company’s discharge of its obligations under Section 4.06(b), the Manager shall obtain and maintain on behalf of and in the name of the applicable Community and/or the applicable Company (as applicable) all permits, licenses and certificates required by any Governmental Authority for the use, operation or management of the applicable Community as currently licensed or as may be required from time to time.

(b)        Each Company agrees: (i) to sign promptly all applications for permits, licenses, and certificates necessary for the use, operation and management of the applicable Community required by any Governmental Authority and all cost reports and other submissions for reimbursement or other payments related to the goods and services furnished to Residents at that Community, and (ii) to provide promptly such information and perform such acts as are required in order for the Manager to complete any such application and/or obtain and/or maintain any such permits, licenses, or certificates and/or prepare, complete and/or file any such cost reports or other submissions for payments related to the goods and services furnished to Residents at the applicable Community.

(c)        The Manager shall cause all things to be done in and about each Community as may be reasonably necessary to comply with all applicable Legal Requirements respecting the use, operation and management of that Community. The Manager shall keep its corporate organization in good standing in the State and shall maintain all corporate permits and licenses required by any applicable State.

(d)       If a FVE Party or a DHC Party receives any written notice, report or other correspondence from a Governmental Authority which asserts a deficiency relating to the operation of a Community or otherwise relates to the actual or threatened suspension, revocation, or any other action adverse to any permit, license or certificate required or necessary to use, operate or maintain a Community, such party shall give the other applicable FVE Parties or DHC Parties prompt notice thereof.

Section 4.07.      Closure of Units. Promptly following the date of this Agreement, but in any event on or before December 31, 2021, the Manager shall use reasonable efforts to take all steps necessary, on behalf of any applicable Company, to wind down and cease operations of the skilled nursing facility units at any applicable Community, including, without limitation, (a) relocating the Residents of any such units to other senior living communities in the area providing similar levels of services or other suitable living environments, (b) relocating or terminating any employees dedicated to such units, (c) terminating all contracts with respect to such units, and (d) timely filing all required notifications and plans with the applicable Governmental Authorities with respect to the closure of such units, all in accordance with all Legal Requirements. Prior to the closure of such units, the Manager shall submit to the applicable Company, for its approval as an amendment to the Approved Budget for the applicable Community, a written proposal for repurposing such units to alternative uses on a timeline to be agreed upon by DHC and the Manager. Following such submittal and approval, the Manager and the applicable Company shall diligently work together to execute on the approved plan for repurposing such units.

ARTICLE V
COLLECTIONS AND PAYMENTS

Section 5.01.      Collection and Priorities for Distribution of Gross Revenues. The Manager shall collect all Gross Revenues at each Community and shall apply the Gross Revenues at each Community in the following order of priority:

(a)        First, to pay all Community Expenses for that Community (excluding the Base Fee),

(b)        Second, to the Manager, to pay the Base Fee for that Community and any interest that may have accrued pursuant to Section 5.02,

(c)        Third, to the applicable Company, the balance of the Gross Revenues of that Community.

Section 5.02.     Timing of Payments. Payment of the Community Expenses, excluding the Base Fee, shall be made in the ordinary course of business by each Company with respect to each applicable Community to the extent of available Gross Revenues and Working Capital at each applicable Community. The Base Fee and accrued interest, if any, shall be paid with respect to each Community on the first Business Day of each calendar month, in advance, based upon the Manager’s then estimate of the prior month’s Gross Revenues at that Community. The Base Fee with respect to each Community shall be subject to adjustment by increasing or decreasing the payment due in the following month for that Community based upon the Gross Revenues reflected in the monthly financial statements for that Community. If the Base Fee for any Community is not paid in full for any calendar year, the unpaid amount shall bear interest at the Interest Rate and such unpaid amount and accrued interest shall continue to be payable with respect to that Community pursuant to clause (b) of Section 5.01 in subsequent years until paid in full. Amounts payable pursuant to clause (c) of Section 5.01 shall be paid monthly in arrears within ten (10) Business Days after the end of each calendar month, and shall be based upon the monthly financial statements for such calendar month prepared and delivered in accordance with Section 6.02. Additional adjustments to all payments will be made on an annual basis based upon any audits conducted pursuant to Section 6.03.

Section 5.03.     Credits and Collections. The Manager shall adopt credit and collection policies and procedures. The Manager shall institute monthly billing by each Community and take all steps necessary to collect accounts and monies owed to each Community, which may include the institution of legal proceedings.

Section 5.04.     Depositories for Funds. The Manager shall maintain one or more accounts in the name of each Company for each Community in one or more banks selected by the Manager and approved by the applicable Company and shall deposit therein all Gross Revenues of that Community and other funds collected or received by the Manager and due to the applicable Company. The Manager shall be authorized to access the accounts without the approval of the applicable Company, subject to any limitation on the maximum amount of any check, if any, established between the Manager and the applicable Company as part of the Annual Operating Budget for the applicable Community. The applicable Company shall be a signatory on all accounts maintained with respect to the applicable Community, and the applicable Company shall have the right to require that its signature be required on all checks/withdrawals after the occurrence of an Event of Default by the Manager under this Agreement. The applicable Company shall provide such instructions to the applicable bank(s) as are necessary to permit the Manager to implement the Manager’s rights and obligations under this Agreement, provided the failure of a Company to provide such instructions shall relieve the Manager of its obligations hereunder until such time as such failure is cured.

Section 5.05.     Impositions. All Impositions which accrue during the Term (or are properly allocable to such Term under GAAP) shall be paid by the Manager before any fine, penalty or interest is added thereto or lien placed upon any Community or this Agreement, unless payment thereof is stayed. The applicable Company shall promptly furnish to the Manager any invoice, bill, assessment, notice or other correspondence relating to any Imposition. Either the applicable Company or the Manager may initiate proceedings to contest any Imposition (in which case each party agrees to sign the required applications and otherwise cooperate with the other party in expediting the matter). Unless part of the Approved Budget for the applicable Community, incurrence of all costs by the Manager of any negotiations or proceedings with respect to any such contest shall be subject to the applicable Company’s prior consent. Nothing in this Agreement is intended to modify the respective responsibility that the parties would otherwise have to pay such Impositions as may be due and payable.

ARTICLE VI

ACCOUNTING; FINANCIAL STATEMENTS; AUDIT

Section 6.01.     Accounting. The Manager shall establish and administer accounting procedures and controls and systems for the development, preparation and safekeeping of records and books of accounting relating to the business and financial affairs of each Community, including payroll, accounts receivable and accounts payable.

Section 6.02.     Financial Statements and Reports. Not later than ten (10) Business Days after the end of each calendar month, the Manager shall prepare and deliver to the applicable Company a balance sheet and related statement of income and expense with respect to each Community for such calendar month and for the then current calendar year to date, certified by the Manager’s Controller on a monthly basis and by the Manager’s Chief Financial Officer on a quarterly basis as being true and correct to the best of his/her knowledge, with a comparison to the Approved Budget for that Community. Promptly thereafter, the Manager shall provide the applicable Company with an explanation of any variances to the Approved Budget for that Community.

The monthly financial statements shall be in such format as the applicable Company may reasonably require. The Manager shall provide such other financial statements as the applicable Company may from time to time reasonably request. In addition, at the request of the applicable Company, any or all of the financial statements shall be audited by the Accountants as soon as practicable after such request.

Upon request, the Manager shall also provide the applicable Company with information relating to the applicable Community, the Manager and its Affiliates that (a) may be required in order for the applicable Company or its Affiliates to prepare financial statements and to comply with any applicable tax and securities laws and regulations, (b) may be required in order for the applicable Company or any of its Affiliates to prepare federal, state, provincial or local tax returns or (c) is of the type that the Manager customarily prepares for other owners of communities it manages, and such other or special reports as the Manager may from time to time determine are necessary or as the applicable Company may reasonably request.

Section 6.03.     Audit Rights.

(a)            Each Company and its representatives shall have the right at all reasonable times during usual business hours to audit, examine, and make copies of books of account (including copying any records contained in electronic media) maintained by the Manager with respect to the applicable Community, which audit or examination may cover any time period during the Term at the applicable Company’s discretion. Such right may be exercised through any agent or employee designated by the applicable Company or by an independent public accountant designated by the applicable Company.

(b)           The Manager and its representatives shall have the right at all reasonable times during usual business hours to audit, examine, and make copies of books of account (including copying any records contained in electronic media) maintained by any Company with respect to the Invested Capital, Routine Capital Replacements and any Major Renovation or Repositioning for any applicable Community, which audit or examination may cover any time period during the Term at the Manager’s discretion. Such right may be exercised through any agent or employee designated by the Manager or by an independent public accountant designated by the Manager.

ARTICLE VII
ANNUAL OPERATING BUDGET

Section 7.01.     Annual Operating Budget. The Manager shall, on or before November 20 in each calendar year during the Term, deliver to the applicable Company for approval, an annual operating budget for each Community for the next calendar year (each, an “Annual Operating Budget”) which shall include separate line items for Routine Capital Replacements and any Major Renovation or Repositioning for that Community and set forth an estimate, on a monthly basis, of Gross Revenues and Community Expenses for that Community, as well as an estimate of EBITDA for that Community for such calendar year, together with an explanation of anticipated changes to Resident charges, payroll rates and positions, non-wage cost increases, the proposed methodology and formula employed by the Manager in allocating shared Community Expenses, and all other factors differing from the then current calendar year. Each Annual Operating Budget shall be accompanied by a narrative description of operating objectives and assumptions. If a Company does not approve an Annual Operating Budget or any portion thereof, it shall do so, to the extent practicable, on a line item basis. The Manager and each Company shall cooperate to resolve disputed items, provided if the Annual Operating Budget is not approved by a Company, the Manager shall operate under the expired Annual Operating Budget for the applicable Community until a new Annual Operating Budget is approved, provided that line items for Impositions, insurance premiums and utilities for that Community shall be the amounts actually incurred for such items. If agreement on an Annual Operating Budget cannot be reached within forty-five (45) days of the applicable Company’s receipt (which time may be extended upon mutual agreement of the parties), the matter shall be resolved by arbitration. An Annual Operating Budget as approved by the applicable Company, or as resolved by arbitration, will be the “Approved Budget” for the applicable Community for the applicable calendar year. Except for expenditures incurred to remedy any emergency threatening the safety of a Community or its Residents, invitees or employees or imminent material physical damage to a Community (for which the Manager shall provide the applicable Company an accounting promptly after remedying such emergency), the Manager will obtain the applicable Company’s prior approval for any expenditure which will, or is reasonably expected to, result in a variance equal to or greater than five percent (5%) of the Approved Budget for the applicable Community.

Section 7.02.     Working Capital; Insufficient Funds. The Manager may, from time to time, request that a Company fund additional amounts as Working Capital to pay Community Expenses identified in the Approved Budget for the applicable Community, and if the parties do not agree on such additional amounts, the matter shall be referred to arbitration. If at any time available Working Capital is insufficient to pay Community Expenses identified in the Approved Budget for the applicable Community and the applicable Company has not timely funded additional amounts for such purpose or the applicable Company has not timely funded Routine Capital Replacements, the Manager shall have no obligation to advance its own funds therefor. If the Manager does advance its own funds, at such time as the applicable Company advances funds to reimburse the Manager, whether by agreement or pursuant to an Award, the applicable Company shall pay the Manager interest on such amounts at the Interest Rate from the date of the Manager’s advance of funds to the date of reimbursement. If the Award includes interest, the applicable Company shall be entitled to offset such interest against its obligation under this Section 7.02.

ARTICLE VIII
TAX MATTERS; REIT QUALIFICATION

Section 8.01.         Tax Matters. The Manager shall use commercially reasonable efforts to operate the Communities in a manner to best assure that each Company and each Community receive all benefits of applicable tax exemptions and/or credits available thereto from any Governmental Authority. The Manager will prepare or cause to be prepared all tax returns required in the operation of each Community, which include payroll, sales and use tax returns, personal property tax returns and business, professional and occupational license tax returns. The Manager shall timely file or cause to be filed such returns as required by any applicable State; provided that, each Company shall promptly provide all relevant information to the Manager upon request, and any late fees or penalties resulting from delays caused by a Company shall be borne by that Company. The Manager shall not be responsible for the preparation of any Company’s federal or state income tax returns, provided the Manager shall cooperate fully with each Company as may be necessary to enable each Company to file such federal or state income tax returns, including by preparing data reasonably requested by a Company and submitting it to that Company as soon as reasonably practicable following such request.

Section 8.02.          REIT Qualification.

(a)           The Manager shall take all commercially reasonable actions reasonably requested by any Company or Owner for the purpose of qualifying an Owner’s rental income from a Company under the lease between that Owner and that Company for the applicable Community (each, a “Lease”) as “rents from real property” pursuant to Sections 856(d)(1), 856(d)(2), 856(d)(8)(B) and 856(d)(9) of the Code. The Manager shall not be liable if such reasonably requested actions, once implemented, fail to have the desired result of qualifying an Owner’s rental income from a Company under a Lease as “rents from real property” pursuant to Sections 856(d)(1), 856(d)(2), 856(d)(8)(B) and 856(d)(9) of the Code. This Section 8.02 shall not apply in situations where an Adverse Regulatory Event has occurred; instead, Section 8.04 shall apply.

(b)            If any Company or Owner wishes to invoke the terms of Section 8.02(a), that Company or Owner (as appropriate) shall contact the Manager and the parties shall meet with each other to discuss the relevant issues and to develop a mutually-agreed upon plan for implementing such reasonably requested actions.

(c)           Any additional out-of-pocket costs or expenses incurred by the Manager in complying with such a request shall be borne by the applicable Company (and shall not be a Community Expense). The applicable Company shall reimburse the Manager for such expense or cost promptly, but not later than five (5) Business Days after such expense or cost is incurred.

Section 8.03.          Further Compliance with Section 856(d) of the Code. Commencing with the date of this Agreement and continuing throughout the Term, the Manager intends to qualify as an “eligible independent contractor” as defined in Section 856(d)(9)(A) of the Code, and:

(a)            The Manager shall use commercially reasonable efforts not to cause any Community to fail to qualify as “qualified health care property” as defined in Section 856(e)(6)(D)(i) for purposes of Section 856(d)(8)(B) and Section 856(d)(9) of the Code;

(b)            The Manager shall not own, directly or indirectly or constructively (within the meaning of Section 856(d)(5) of the Code), more than thirty-five percent (35%) of the shares of DHC, whether by vote, value or number of shares, and the Manager shall otherwise comply with any regulations or other administrative or judicial guidance existing under said Section 856(d)(5) of the Code with respect to such ownership limits; the Manager shall cause FVE to enforce the restrictions in its charter documents regarding five percent (5%) or greater owners;

(c)            The Manager shall be actively engaged (or shall, within the meaning of Section 856(d)(9)(F) of the Code, be related to a person that is so actively engaged) in the trade or business of operating “qualified health care property” (defined below) for a person who is not a “related person” within the meaning of Section 856(d)(9)(F) of the Code with respect to any Owner or Company. For these purposes, the parties agree that the activities, as of the date of this Agreement, of the Manager’s affiliate, FSQ, Inc., a Delaware corporation and a related person as to the Manager within the meaning of Section 856(d)(9)(F) of the Code, including in particular the management contracts pursuant to which FSQ, Inc. has been and is formally engaged as manager by other affiliates (but not subsidiaries) of the Manager, render the Manager in compliance with the previous sentence. The Manager, without the prior consent of the applicable Company, shall not permit or suffer FSQ, Inc.’s level of management activity in respect of “qualified health care properties” to be materially less than its level of such activity on the date of this Agreement;

(d)            A “qualified health care property” is defined by reference to Section 856(e)(6)(D)(i) of the Code and means any real property, and any personal property incident to such real property, which is a “health care facility” described in Section 856(e)(6)(D)(ii) of the Code or is necessary or incidental to the use of a health care facility. A “health care facility” means: a hospital; a nursing facility; an assisted living facility; a congregate care facility; a qualified continuing care facility; or another licensed facility which extends medical or nursing or ancillary services to patients and which is operated by a provider of such services eligible for participation in the Medicare program under title XVIII of the Social Security Act with respect to such facility; and

(e)            The Manager, without the prior consent of the applicable Company, which consent shall not be unreasonably withheld, conditioned or delayed, shall not permit or suffer:

(i)             the Manager to fail to continue as a corporation under state law and taxable under the Code as an association;

(ii)            the Manager’s affiliate, FSQ, Inc., a Delaware corporation, to fail to be a corporation under state law and taxable under the Code as an association; or

(iii)            for so long as any Owner or Company or any Affiliate of any Owner or Company shall seek to qualify as a “real estate investment trust” under the Code, the Manager to be reorganized, restructured, combined, merged or amalgamated with any Affiliate (as to the Manager) in such manner that any such Affiliate would, or could, be expected to adversely affect (including, e.g., by application of any Person’s actual “disregarded entity” status under the Code) the status that the Manager has as a Code Section 856(d)(9)(A) “eligible independent contractor” at a “qualified health care property” owned or leased by an Owner or Company.

Section 8.04.     Adverse Regulatory Event.

(a)            In the event of an Adverse Regulatory Event arising from or in connection with this Agreement, the parties shall work together in good faith to amend this Agreement to eliminate the impact of such Adverse Regulatory Event; provided, however, the Manager shall have no obligation to materially reduce its rights or materially increase its obligations under this Agreement, all taken as a whole, or to bear any out-of-pocket costs or expenses under this Section 8.04. The Manager shall not be liable if any such amendment, once operative, fails to have the desired result of eliminating the impact of an Adverse Regulatory Event.

(b)            For purposes of this Agreement, the term “Adverse Regulatory Event” means any time that a new law, statute, ordinance, code, rule, regulation or an administrative or judicial ruling imposes, or could impose in an Owner’s or Company’s reasonable opinion, any material threat to DHC’s qualification for taxation as a “real estate investment trust” under the Code or to the treatment of amounts paid to an Owner under any Lease as “rents from real property” under Section 856(d) of the Code.

(c)            DHC or any DHC Party shall promptly inform the Manager of any Adverse Regulatory Event of which it is aware and which it believes likely to impair compliance with respect to Section 856(d) of the Code.

ARTICLE IX
FINANCING; INSPECTION

Section 9.01.     Financing of the Community. The Manager shall cooperate with each Owner and each Company in connection with any financing of a Community.

Section 9.02.     Conflicts with Loan Documentation. The terms and conditions of this Agreement are subject to the requirements set forth in any Mortgage or other loan documentation applicable to any Community and to applicable law (collectively, “Other Requirements”). To the extent there is any conflict between the terms and conditions of this Agreement and any Other Requirements, the provisions of the Other Requirements shall control with respect to the applicable Community and neither any FVE Party nor any DHC Party shall take, or be required to take as a result of this Agreement, any action that would cause the relevant FVE Party or the relevant DHC Party to be in breach of such Other Requirement. The DHC Parties will provide to the FVE Parties notice of any loan documents applicable to a Community, which notice will be given prior to such loan documents becoming applicable to the extent practicable.

Section 9.03.     The Company’s Right To Inspect. Each Company and its employees, representatives, lenders or agents shall have access to the applicable Community and the files, books, accounts, and records of the Manager related to that Community at any and all reasonable times during usual business hours for the purpose of inspection or showing that Community to prospective purchasers, investors, Residents or mortgagees.

ARTICLE X
REPAIRS AND MAINTENANCE

Section 10.01.     Repairs, Maintenance, Routine Capital Replacements and Major Renovation and Repositioning. The Manager shall maintain each Community in good, orderly, clean and safe repair and condition consistent with first rate standards for similar senior living communities, and in conformity with Legal Requirements. The Manager shall make such routine and preventive maintenance, repairs and minor alterations, the cost of which can be expensed under GAAP, as it, from time to time, deems necessary for such purposes, consistent with the Approved Budget for each Community. The cost of such maintenance, repairs and alterations shall be paid from Gross Revenues of the applicable Community. The Manager shall be responsible for completing all Routine Capital Replacements as are contemplated by the Approved Budget for each Community and funded by the applicable Company from Gross Revenues and/or Working Capital for that Community or otherwise. Each Company or Owner shall be responsible for completing any Major Renovation or Repositioning as are contemplated by the Approved Budget for each Community, which may be funded by that Company or Owner from Gross Revenues and/or Working Capital for that Community or otherwise; provided, however, the Manager shall cooperate in good faith with, and as requested by, any Company or Owner with respect to any Major Renovation or Repositioning.

Section 10.02.     Emergency Repairs. If a party has actual knowledge of, or receives a written order or notice from a Governmental Authority, pertaining to a violation or potential violation of any Legal Requirement relating to the physical condition of a Community or the continued safe operation of a Community, such party shall give the other applicable party prompt notice thereof. The Manager shall recommend appropriate remedial action to the applicable Company and subject to that Company’s consent (which shall not be unreasonably withheld, conditioned or delayed), take such remedial action, provided the Manager shall be authorized to take appropriate remedial action consisting of repairs or maintenance to a Community without receiving the applicable Company’s prior consent: (a) in an emergency threatening the safety of that Community or its Residents, invitees or employees or imminent material physical damage to that Community, or (b) if the continuation of the given condition will subject the Manager and/or the applicable Company to regulatory, civil, or criminal liability or result in the suspension or revocation of a material permit, license or certificate. Any disagreement regarding the necessity of taking such remedial action and/or the funding of the cost thereof that is not resolved by the parties within ten (10) Business Days shall be resolved by arbitration.

Section 10.03.     Liens. The Manager shall use commercially reasonable efforts to prevent any liens from being filed against any Community which arise from any maintenance, repairs, alterations, improvements, renewals or replacements in or to that Community. The Manager shall not file any lien against any Community.

Section 10.04.     Ownership. All repairs, replacements, alterations and additions shall be the property of the applicable Owner or Company, as may be provided in the applicable Lease.

Section 10.05.     Casualty or Condemnation. If, during the Term, a Community is (a) totally destroyed by fire or other casualty or there is a Condemnation or (b) partially destroyed by fire or other casualty or there is a partial Condemnation and as a result the applicable Community is Unsuitable for Use, the Manager or the applicable Company may terminate this Agreement by sixty (60) days’ notice to the other and the applicable Company and/or the applicable Owner shall be entitled to retain the insurance proceeds or Condemnation award, as the case may be.

If, as a result of partial destruction or partial Condemnation, the applicable Community is not rendered Unsuitable for Use, the Owner shall repair or restore the destroyed or untaken portion of that Community to the same condition as existed previously using the insurance proceeds or award received by that Company and/or that Owner, provided the Manager shall have the right to discontinue operating all or a portion of that Community pending completion of the repairs or restoration as necessary to comply with Legal Requirements or for the safe and orderly operation of that Community.

If the cost of the repair or restoration to the applicable Community exceeds the amount of insurance proceeds or award, instead of completing the repair or restoration, the applicable Company and/or the applicable Owner may elect to terminate this Agreement with respect to that Community by notice to the Manager. Any obligation of the applicable Company and/or the applicable Owner to repair or restore the applicable Community is subject to the requirements of any Mortgage.

Notwithstanding any provisions of this Section 10.05 to the contrary, if partial destruction or a partial Condemnation occurs during the last twelve (12) months of the Term (including any renewal) at any applicable Community and if full repair and restoration would not reasonably be expected to be completed prior to the date that is nine (9) months prior to the end of the Term (including any renewal), the provisions of this Section 10.05 shall apply as if that Community had been rendered Unsuitable for Use.

ARTICLE XI
INSURANCE

Section 11.01.     General Insurance Requirements. The Manager shall, at all times during the Term, keep (or cause to be kept) each Community and all property located therein or thereon, insured against the risks and in such amounts as is against such risks and in such amounts as the applicable Company shall reasonably require and as may be commercially reasonable. Any disputes regarding such matters not resolved by the parties within ten (10) Business Days (which period may be extended upon mutual agreement of the parties) shall be resolved by arbitration.

Section 11.02.     Waiver of Subrogation. Each Company and the Manager agree that (insofar as and to the extent that such agreement may be effective without invalidating or making it impossible to secure insurance coverage from responsible insurance companies doing business in any applicable State) with respect to any property loss which is covered by insurance then being carried by the applicable Company or the Manager, the party carrying such insurance and suffering said loss releases the others of and from any and all claims with respect to such loss; and they further agree that their respective insurance companies (and, if the applicable Company or the Manager shall self-insure in accordance with the terms hereof, that Company or the Manager, as the case may be) shall have no right of subrogation against the other on account thereof, even though extra premium may result therefrom. If any extra premium is payable by the Manager as a result of this provision, the applicable Company shall not be liable for reimbursement to the Manager for such extra premium.

Section 11.03.     Risk Management. The Manager shall be responsible for the provision of risk management oversight at each Community.

ARTICLE XII
ADDITIONAL COVENANTS

Section 12.01.     Restricted Payments. FVE shall not make any Restricted Payment if, after giving effect to such Restricted Payment, (a) DHC would own more than thirty-four and five tenths percent (34.5%) of the outstanding FVE Common Shares determined without taking into account any unvested FVE Common Shares or options for or other securities convertible into FVE Common Shares held by persons other than DHC, or (b) the Manager would cease to qualify as an “eligible independent contractor” of DHC within the meaning of Section 856(d)(9)(A) of the Code. In no event shall FVE effect a redemption or repurchase of any FVE Common Shares held by DHC without DHC’s prior written consent.

Section 12.02.     Independent Directors of FVE. So long as this Agreement remains in effect, FVE will not reduce the number of Independent Directors (as such term is defined in FVE’s Amended and Restated Bylaws, as amended and in effect from time to time) to less than four (4) Independent Directors.

Section 12.03.     Financial Statements and Reports. In addition to the financial statements and reports that the Manager is required to provide to the Companies pursuant to this Agreement, promptly upon request by a DHC Party, the FVE Parties shall provide to DHC and the DHC Parties, any additional information or reports relating to the business, condition (financial or otherwise), operations, performance, properties or prospects of any Community, any FVE Party or any of their Affiliates as DHC or any DHC Party may reasonably request, including, without limitation, a Liquidity forecast for FVE.

Section 12.04.     Acquisitions, Financings and Sales. At no time during the term of this Agreement may FVE or any subsidiary thereof, directly or indirectly, own, finance or sell, or participate in the ownership, financing or sale of, any real estate property (each, a “Property”) of a type then owned or financed by DHC or any subsidiary thereof; provided that if FVE or such subsidiary proposes to enter into any transaction involving the ownership, financing or sale of a Property prohibited by this Section 12.04 (a “Proposed Transaction”), it shall provide notice of the Proposed Transaction to DHC describing the Proposed Transaction in sufficient detail and offer DHC the right to acquire or finance the acquisition of the Property and negotiate in good faith with DHC. If, after ten (10) Business Days, FVE and DHC have not reached agreement on the terms of the acquisition, financing or sale, FVE (or such subsidiary) shall be free to acquire, finance or sell such Property itself or with others, free of the restrictions of this Section 12.04. FVE agrees that irreparable damage would occur if any of the provisions of this Section 12.04 were not performed in accordance with their terms and that DHC’s remedy at law for FVE’s or its subsidiary’s breach of its obligations under this Section 12.04 would be inadequate. Upon any such breach, DHC shall be entitled (in addition to any other rights or remedies it may have at law) to seek an injunction enjoining and restraining FVE or such subsidiary from continuing such breach. FVE agrees that the period of restriction and the geographical area of restriction imposed upon FVE are fair and reasonable. If the provisions of this Section 12.04 relating to the period or the area of restriction are determined to exceed the maximum period or areas which a court having jurisdiction over the matter would deem enforceable, such period or area shall, for purposes of this Agreement, be deemed to be the maximum period or area which such court determines valid and enforceable.

Section 12.05.     Restrictions on Ownership; REIT Compliance. During the term of this Agreement, (a) FVE will not permit the occurrence of any Change in Control of any FVE Party, (b) FVE will not take any action that, in the reasonable judgment of DHC, might reasonably be expected to have an adverse impact on the ability of DHC to qualify as a “real estate investment trust” under the Code, and (c) the FVE Parties will use reasonable efforts to take, or cause to be taken, all appropriate action, as DHC or the DHC Parties may reasonably deem necessary or desirable in connection for DHC to maintain its qualification for taxation as a “real estate investment trust” under the Code.

Section 12.06.     Third Party Beneficiary. The FVE Parties acknowledge and agree that DHC is an express third party beneficiary of the provisions contained in this Article XII.

ARTICLE XIII
TERM AND TERMINATION

Section 13.01.     Term. The Term of this Agreement shall begin on the date hereof and end December 31, 2036 (“Term”). Unless sooner terminated as provided in this Agreement, the Manager shall have the right to extend the Term for all (but not less than all) of the Communities for up to two (2) consecutive periods of five (5) years each by providing notice of such renewal to the Company at least twenty-four (24), but not more than thirty (30), months prior to the end of the then current Term. Notwithstanding the foregoing, the right of the Manager to extend the term of this Agreement is conditioned on no Event of Default by any FVE Party having occurred and be continuing at the time the Manager exercises such extension option, provided, however, the exercise of such extension option shall not be effective if, in any two (2) calendar years out of the three (3) calendar years ending December 31st of the calendar year that is one (1) year prior to the expiration of the then current term, the Portfolio EBITDA for such calendar year does not equal at least ninety-seven (97%) of the sum of the EBITDA of each Community budgeted for such calendar year as identified in the Approved Budget for each Community for such calendar year, in which event this Agreement shall expire at the end of its then current term in accordance with the provisions hereof.

Section 13.02.     Early Termination.

(a)            At any time during the Term and without limitation of any of the other terms and conditions of this Agreement, the applicable Company shall have the right to terminate this Agreement with respect to any Community that becomes a Non-Performing Asset by providing notice to the Manager of such termination within six (6) months after the end of any calendar year in which the applicable Community qualifies as a Non-Performing Asset, which termination shall be effective as of the date set forth in the applicable Company’s notice but not earlier than ninety (90) days after delivery of such notice to the Manager; provided, however, the applicable Company may not terminate this Agreement as a result of that Community being a Non-Performing Asset if such termination would result in the Companies having terminated this Agreement with respect to such number of Communities in the current calendar year as a result of such applicable Communities being Non-Performing Assets representing, in the aggregate, more than ten percent (10%) of the Portfolio Gross Revenues for the calendar year prior to such termination.

(b)            In addition, any of the DHC Parties shall have the right at any time, without the consent of the Manager or the payment of any termination or other incremental fees to the Manager, to terminate this Agreement with respect to any or all of the Communities if FVE has made a Restricted Payment such that, after giving effect to such Restricted Payment, (i) FVE’s Tangible Net Worth would be less than $100,000,000, or (ii) FVE’s Liquidity would be less than $20,000,000.

ARTICLE XIV
TRANSITION ON TERMINATION

Section 14.01.     Termination. Upon any termination of this Agreement with respect to any Community, except as otherwise provided in Section 15.04, the Manager shall be compensated for its services only through the date of termination and all amounts remaining in any accounts maintained by the Manager pursuant to Section 5.04 with respect to that Community, after payment of such amounts as may be due to the Manager hereunder, shall be distributed to the applicable Company. In the event of any termination, the applicable Company and the Manager shall fully cooperate to ensure a smooth transition of management. Further, upon termination, the Manager will deliver to the applicable Company or, at the applicable Company’s request, to the new operator, the following:

(a)            a final accounting, reflecting the balance of income and expenses of the applicable Community as of the date of termination, to be delivered as soon as reasonably possible but not later than sixty (60) days after such termination,

(b)            after payment of any amounts as may be due to the Manager hereunder, any balance of monies of the applicable Company or Resident deposits, or both, held by the Manager with respect to the applicable Community, to be delivered as soon as reasonably possible, but not later than sixty (60) days after such termination,

(c)            all records, contracts, leases, resident agreements, tenant correspondence, files, receipts for deposits, unpaid bills and other papers, documents, software, data or information which pertain in any way to the applicable Community to be delivered as soon as reasonably possible, but not later than sixty (60) days after such termination, and

(d)            the Manager shall cooperate reasonably in all respects to achieve a transfer of any license and/or certificate (or to obtain a new license and/or certificate, if necessary) required in connection with the operation of the applicable Community, but shall not be required to incur any monetary expenditures in connection therewith (unless the applicable Company agrees to reimburse the Manager therefor).

ARTICLE XV
DEFAULTS

Section 15.01.     Default by the Manager. An Event of Default with respect to the Manager shall occur in the event of any of the following:

(a)            the Bankruptcy of the Manager,

(b)            the gross negligence or willful misconduct of the Manager with respect to its duties and obligations under this Agreement,

(c)            the Manager’s failure to keep, observe or perform any material covenant, agreement, term or provision of this Agreement to be kept, observed or performed by the Manager, which failure shall continue (i) for a period of five (5) Business Days after the Manager receives notice from the applicable Company in case of monetary defaults or (ii) for a period of twenty (20) Business Days after the Manager receives notice from the applicable Company in the case of non-monetary defaults, in each case, specifying the default; provided, however, that if such non-monetary default cannot be cured within such twenty (20) Business Day period, then the Manager shall be entitled to such additional time as shall be reasonable, provided the default is curable and the Manager has promptly proceeded to commence cure of such default within said period, and thereafter diligently prosecutes the cure to completion; provided, however, that in no event shall such additional time exceed ninety (90) days,

(d)            a Change in Control of the Manager or FVE to which DHC does not consent, provided that, to the extent DHC votes in its capacity as a shareholder of FVE in favor of a Change in Control of FVE, such vote shall constitute consent to such Change in Control, or

(e)            a default by the Manager, FVE or any Affiliate of the Manager or FVE under the Guaranty or any other agreement between the Manager, FVE or an Affiliate of the Manager or FVE and a Company or an Affiliate of a Company, which continues beyond any applicable notice and cure period.

Section 15.02.     Default by the Company. An Event of Default with respect to a Company shall occur in the event of any of the following:

(a)            the Bankruptcy of that Company,

(b)            the gross negligence or willful misconduct of that Company with respect to its obligations under this Agreement, or

(c)            that Company shall fail to (i) timely fund Working Capital or to fund Routine Capital Replacements pursuant to the Approved Budget for the applicable Community and such failure shall continue for a period of ten (10) Business Days after notice thereof by the Manager or (ii) keep, observe or perform any other material covenant, agreement, term or provision of this Agreement to be kept, observed or performed by that Company and such failure shall continue (A) for a period of five (5) Business Days after that Company receives notice from the Manager in case of monetary defaults or (B) for a period of twenty (20) Business Days after that Company receives notice from the Manager in the case of non-monetary defaults, in each case specifying the default; provided, however, if such default cannot be cured within such twenty (20) Business Day period, then that Company shall be entitled to such additional time as shall be reasonable, provided the default is curable, that Company has promptly proceeded to commence cure of such non-monetary default within said period, and thereafter diligently prosecutes the cure to completion; provided, however, that in no event shall such additional time to cure non-monetary defaults exceed ninety (90) days.

Section 15.03.     Remedies of the Company. Upon the occurrence of an Event of Default by the Manager, the applicable Company may terminate this Agreement with respect to the applicable Community immediately upon notice and shall be entitled to exercise any other rights at law or in equity.

Section 15.04.     Remedies of the Manager. Upon the occurrence of an Event of Default by a Company, the Manager may terminate this Agreement with respect to any applicable Community on thirty (30) days’ notice to any such applicable Company and any such Company shall pay the Manager, within thirty (30) days of the effective date of termination as liquidated damages and in lieu of any other remedy of the Manager at law or in equity, as well as any accrued but unpaid fees owed to the Manager pursuant to Section 5.01, (a) the Termination Fee for that Community, plus (b) an amount equal to the present value of the portion of the annual payments of the Incentive Fee that would have been allocated to that Community during the period from the date of termination to the scheduled expiration date of the Term (not including any extension of the Term, but not for a period in excess of ten (10) years in any event) assuming the annual allocated portion of Incentive Fee for that Community during such period was equal to the average of the portion of the Incentive Fee allocated to that Community in each of the three (3) calendar years ended prior to such termination, discounted at an annual rate equal to the Discount Rate.

Section 15.05.     No Waiver of Default. The failure by a Company or the Manager to insist upon the strict performance of any one of the terms or conditions of this Agreement or to exercise any right, remedy or election herein contained or permitted by law shall not constitute or be construed as a waiver or relinquishment for the future of such term, condition, right, remedy or election, but the same shall continue and remain in full force and effect. All rights and remedies that a Company or the Manager may have at law, in equity or otherwise for any breach of any term or condition of this Agreement shall be distinct, separate and cumulative rights and remedies and no one of them, whether or not exercised by a Company or the Manager, shall be deemed to be in exclusion of any right or remedy of a Company or the Manager.

ARTICLE XVI
GOVERNING LAW, DISPUTE RESOLUTION, LIABILITY OF THE MANAGER AND

INDEMNITY

Section 16.01.     Governing Law, Etc. This Agreement shall be interpreted, construed, applied and enforced in accordance with the laws of the State of Maryland applicable to contracts between residents of Maryland which are to be performed entirely within Maryland, regardless of (a) where this Agreement is executed or delivered; or (b) where any payment or other performance required by this Agreement is made or required to be made; or (c) where any breach of any provision of this Agreement occurs, or any cause of action otherwise accrues; or (d) where any action or other proceeding is instituted or pending; or (e) the nationality, citizenship, domicile, principal place of business, or jurisdiction of organization or domestication of any party; or (f) whether the laws of the forum jurisdiction otherwise would apply the laws of a jurisdiction other than Maryland; or (g) any combination of the foregoing.

Section 16.02.     Dispute Resolution.

(a)            Any disputes, claims or controversies arising out of or relating to this Agreement, including any disputes, claims or controversies brought by or on behalf of a party hereto, a direct or indirect parent of a party, or any holder of equity interests (which, for purposes of this Section 16.02, shall mean any holder of record or beneficial owner of any equity interests, or any former holder of record or beneficial owner of equity interests) of a party, either on its own behalf, on behalf of a party or on behalf of any series or class of equity interests of a party or holders of any equity interests of a party against a party, or any of their respective trustees, directors, members, officers, managers (including The RMR Group LLC or its parent and their respective successor), agents or employees, including any disputes, claims or controversies relating to the meaning, interpretation, effect, validity, performance, application or enforcement of this Agreement, including the agreements set forth in this Section 16.02 or the governing documents of a party (all of which are referred to as “Disputes”), or relating in any way to such a Dispute or Disputes shall, on the demand of any party to such Dispute or Disputes be resolved through binding and final arbitration in accordance with the Commercial Arbitration Rules (the “Rules”) of the American Arbitration Association (the “AAA”) then in effect, except as those Rules may be modified in this Section 16.02. For the avoidance of doubt, and not as a limitation, Disputes are intended to include derivative actions against the trustees, directors, officers or managers of a party and class actions by a holder of equity interests against those Persons and a party. For the avoidance of doubt, a Dispute shall include a Dispute made derivatively on behalf of one party against another party.

(b)            There shall be three (3) arbitrators. If there are only two (2) parties to the Dispute, each party shall select one (1) arbitrator within fifteen (15) days after receipt by respondent of a copy of a demand for arbitration. Such arbitrators may be affiliated or interested persons of such parties. If there are more than two (2) parties to the Dispute, all claimants, on the one hand, and all respondents, on the other hand, shall each select, by the vote of a majority of the claimants or the respondents, as the case may be, one (1) arbitrator within fifteen (15) days after receipt of a demand for arbitration. Such arbitrators may be affiliated or interested persons of the claimants or the respondents, as the case may be. If either a claimant (or all claimants) or a respondent (or all respondents) fail(s) to timely select an arbitrator, then the party (or parties) who has selected an arbitrator may request the AAA to provide a list of three (3) proposed arbitrators in accordance with the Rules (each of whom shall be neutral, impartial and unaffiliated with any party) and the party (or parties) that failed to timely appoint an arbitrator shall have ten (10) days from the date the AAA provides such list to select one (1) of the three (3) arbitrators proposed by the AAA. If the party (or parties) fail(s) to select the second (2nd) arbitrator by that time, the party (or parties) who have appointed the first (1st) arbitrator shall then have ten (10) days to select one (1) of the three (3) arbitrators proposed by the AAA to be the second (2nd) arbitrator; and, if they should fail to select the second (2nd) arbitrator by such time, the AAA shall select, within fifteen (15) days thereafter, one (1) of the three (3) arbitrators it had proposed as the second (2nd) arbitrator. The two (2) arbitrators so appointed shall jointly appoint the third (3rd) and presiding arbitrator (who shall be neutral, impartial and unaffiliated with any party) within fifteen (15) days of the appointment of the second (2nd) arbitrator. If the third (3rd) arbitrator has not been appointed within the time limit specified herein, then the AAA shall provide a list of proposed arbitrators in accordance with the Rules, and the arbitrator shall be appointed by the AAA in accordance with a listing, striking and ranking procedure, with each party having a limited number of strikes, excluding strikes for cause.

(c)            Any arbitration hearings shall be held in Boston, Massachusetts, unless otherwise agreed by the parties, but the seat of arbitration shall be Maryland.

(d)            There shall be only limited documentary discovery of documents directly related to the issues in dispute, as may be ordered by the arbitrators. For the avoidance of doubt, it is intended that there shall be no depositions and no other discovery other than limited documentary discovery as described in the preceding sentence.

(e)            In rendering an award or decision (an “Award”), the arbitrators shall be required to follow the laws of the State of Maryland, without regard to principles of conflicts of law. Any arbitration proceedings or Award rendered hereunder and the validity, effect and interpretation of the agreements set forth in this Section 16.02 shall be governed by the Federal Arbitration Act, 9 U.S.C. §1 et seq. An Award shall be in writing and may, but shall not be required to, briefly state the findings of fact and conclusions of law on which it is based. Any monetary Award shall be made and payable in U.S. dollars free of any tax, deduction or offset. Subject to Section 16.02(h), each party against which an Award assesses a monetary obligation shall pay that obligation on or before the thirtieth (30th) day following the date of such Award or such other date as such Award may provide.

(f)            Except to the extent expressly provided by this Agreement or as otherwise agreed by the parties thereto, to the maximum extent permitted by Maryland law, each party involved in a Dispute shall bear its own costs and expenses (including attorneys’ fees), and the arbitrators shall not render an Award that would include shifting of any such costs or expenses (including attorneys’ fees) or, in a derivative case or class action, award any portion of a party’s Award to the claimant or the claimant’s attorneys. Each party (or, if there are more than two (2) parties to the Dispute, all claimants, on the one hand, and all respondents, on the other hand, respectively) shall bear the costs and expenses of its (or their) selected arbitrator and the parties (or, if there are more than two (2) parties to the Dispute, all claimants, on the one hand, and all respondents, on the other hand) shall equally bear the costs and expenses of the third (3rd) appointed arbitrator.

(g)            Notwithstanding any language to the contrary in this Agreement, any Award, including but not limited to any interim Award, may be appealed pursuant to the AAA’s Optional Appellate Arbitration Rules (“Appellate Rules”). An Award shall not be considered final until after the time for filing the notice of appeal pursuant to the Appellate Rules has expired. Appeals must be initiated within thirty (30) days of receipt of an Award by filing a notice of appeal with any AAA office. Following the appeal process, the decision rendered by the appeal tribunal may be entered in any court having jurisdiction thereof. For the avoidance of doubt, and despite any contrary provision of the Appellate Rules, Section 16.02 shall apply to any appeal pursuant to this Section 16.02 and the appeal tribunal shall not render an Award that would include shifting of any costs or expenses (including attorneys’ fees) of any party.

(h)    Following the expiration of the time for filing the notice of appeal, or the conclusion of the appeal process set forth in Section 16.02, an Award shall be final and binding upon the parties thereto and shall be the sole and exclusive remedy between those parties relating to the Dispute, including any claims, counterclaims, issues or accounting presented to the arbitrators. Judgment upon an Award may be entered in any court having jurisdiction. To the fullest extent permitted by law, no application or appeal to any court of competent jurisdiction may be made in connection with any question of law arising in the course of arbitration or with respect to any Award made, except for actions relating to enforcement of the agreements set forth in this Section 16.02 or any arbitral award issued hereunder and except for actions seeking interim or other provisional relief in aid of arbitration proceedings in any court of competent jurisdiction.

(i)     This Section 16.02 is intended to benefit and be enforceable by the parties hereto and their respective shareholders, stockholders, members, beneficial interest owners, direct and indirect parents, trustees, directors, officers, managers (including The RMR Group LLC or its parent and their respective successor), members, agents or employees and their respective successors and assigns and shall be binding on the parties and such Persons and be in addition to, and not in substitution for, any other rights to indemnification or contribution that such Persons may have by contract or otherwise.

Section 16.03. Consent to Jurisdiction and Forum. This Section 16.03 is subject to, and shall not in any way limit the application of, Section 16.02; in case of any conflict between this Section 16.03 and Section 16.02, Section 16.02 shall govern. Notwithstanding anything to the contrary in Section 16.02, the exclusive jurisdiction and venue in any action brought by any party hereto pursuant to this Agreement shall lie in any federal or state court located in Boston, Massachusetts. By execution and delivery of this Agreement, each party hereto irrevocably submits to the jurisdiction of such courts for itself and in respect of its property with respect to such action. The parties irrevocably agree that venue would be proper in such court, and hereby waive any objection that such court is an improper or inconvenient forum for the resolution of such action. The parties further agree and consent to the service of any process required by any such court by delivery of a copy thereof in accordance with Section 18.02 and that any such delivery shall constitute valid and lawful service of process against it, without necessity for service by any other means provided by statute or rule of court.

Section 16.04. Standard of Care. The Manager shall discharge its duties in good faith, and agrees to exercise, with respect to all services provided by the Manager under this Agreement, a standard of care, skill, prudence and diligence under the circumstances then existing as is consistent with prevailing industry practices.

Section 16.05. Indemnity. In any action, proceeding or claim brought or asserted by a third party, the Manager will defend, indemnify and hold the applicable Company (and any of its Affiliates, their respective directors, trustees, officers, shareholders, employees and agents) harmless from and against any claims, losses, expenses, costs, suits, actions, proceedings, demands or liabilities that are asserted against, or sustained or incurred by them because of the Manager’s breach of any material term of this Agreement, or arising from the Manager’s failure to act or not act in accordance with that Company’s reasonable instructions or gross negligence, fraud, or willful misconduct, except to the extent caused by that Company’s breach of any material term of this Agreement, gross negligence, fraud or willful misconduct. Each Company will defend, indemnify, and hold the Manager (and any of its Affiliates, their respective directors, trustees, officers, shareholders, employees and agents) harmless, from and against any and all claims, expenses, costs, suits, actions, proceedings, demands, or liabilities that are asserted against, or sustained or incurred by them in connection with the performance of the Manager’s duties under this Agreement or otherwise while acting within the scope of the agency established by the parties to this Agreement and in accordance with Section 16.04, or in the case of an action, proceeding or claim brought or asserted by a third party against any of them as a result of that Company’s breach of any material term of this Agreement, violation of Legal Requirements, instructions to the Manager to act or not act with respect to the relevant matter or gross negligence, fraud or willful misconduct, except to the extent caused by the Manager’s breach of any material term of this Agreement, failure to act or not act in accordance with that Company’s reasonable instructions, gross negligence, fraud or willful misconduct. The scope of the foregoing indemnities includes any and all costs and expenses properly incurred in connection with any proceedings to defend any indemnified claim, or to enforce the indemnity, or both. Recovery upon an indemnity contained in this Agreement shall be reduced dollar-for-dollar by any applicable insurance collected by the indemnified party with respect to the claims covered by such indemnity.

Section 16.06. Limitation of Liability. To the maximum extent permitted by applicable law, no shareholder, member, officer, director, trustee, employee or agent of any party to this Agreement (and of any Affiliate of such party that is not a party to this Agreement) shall have any personal liability with respect to the liabilities or obligations of such party under this Agreement or any document executed by such party pursuant to this Agreement.

ARTICLE XVII
PROPRIETARY MARKS; INTELLECTUAL PROPERTY

Section 17.01. Proprietary Marks. During the Term of this Agreement, each Community shall be known as a “Five Star Senior Living” community, with such additional identification as may be necessary and agreed to by the applicable Company and the Manager to provide local identification or to comply with local licensing or consumer protection laws.

Section 17.02. Ownership of Proprietary Marks. The Proprietary Marks shall in all events remain the exclusive property of the Manager, and except as expressly set forth in this Agreement, nothing contained herein shall confer on any Company the right to use the Proprietary Marks. Except as provided below in this section, upon termination, any use of or right to use the Proprietary Marks by any applicable Company shall cease forthwith, and any such Company shall promptly remove, at the Manager’s expense, from any applicable Community any signs or similar items that contain the Proprietary Marks. Upon termination, any applicable Company shall have the right to use any inventory or Household Replacement items marked with the Proprietary Marks exclusively in connection with any applicable Community until they are consumed.

Section 17.03. Intellectual Property. All Intellectual Property shall at all times be proprietary to the Manager or its Affiliates, and shall be the exclusive property of the Manager or its Affiliates. During the Term, the Manager shall be entitled to take all reasonable steps to ensure that the Intellectual Property remains confidential. Upon termination, all Intellectual Property shall be removed from any applicable Community by the Manager, without compensation to any applicable Company.

ARTICLE XVIII
MISCELLANEOUS PROVISIONS

Section 18.01. Addition and Removal of DHC Parties and FVE Parties. At any time and from time to time that any additional Community is to be managed by the Manager for the account of any Company or other subsidiary of DHC, such Company or other subsidiary of DHC shall execute an accession agreement confirming the applicability of this Agreement to such additional Community and such Company or other subsidiary of DHC. At any time and from time to time that any Community is to no longer be managed by the Manager for the account of any Company or other subsidiary of DHC, the Manager and the applicable Company shall execute a release releasing the Manager or applicable Company, as applicable, from all obligations under this Agreement relating to the applicable Community and to periods from and after the effective date of termination of the applicable management arrangement.

Section 18.02. Notices. All notices, demands, consents, approvals, and requests given by any party to another hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, upon confirmation of receipt when transmitted by e-mail, or on the next business day if transmitted by nationally recognized overnight courier, to the parties at the following addresses:

To any DHC Party:

Diversified Healthcare Trust
Two Newton Place
255 Washington Street, Suite 300
Newton, Massachusetts 02458
Attn: Jennifer F. Francis
Telephone: (617) 796-8350
e-mail: jfrancis@rmrgroup.com

To any FVE party:

c/o Five Star Senior Living Inc.
400 Centre Street
Newton, Massachusetts 02458
Attn: Katherine E. Potter
Telephone: (617) 796-8387
e-mail: kpotter@5ssl.com

or to such other address and to the attention of such other person as any party may from time to time designate in writing. Notices properly given as described above shall be effective upon receipt.

Section 18.03. Severability. If any term or provision of this Agreement or the application thereof in any circumstance is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired, unless the provisions held invalid, illegal or unenforceable shall substantially impair the benefits of the remaining provisions hereof.

Section 18.04. Gender and Number. Whenever the context of this Agreement requires, the gender of all words herein shall include the masculine, feminine, and neuter, and the number of all words herein shall include the singular and plural.

Section 18.05. Headings and Interpretation. The descriptive headings in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement. References to “Section” in this Agreement shall be a reference to a Section of this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by “without limitation.” The words “hereof,” “herein,” “hereby,” and “hereunder,” when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision unless otherwise indicated. The word “or” shall not be exclusive. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting.

Section 18.06. Estoppel Certificates. Each party to this Agreement shall at any time and from time to time, upon not less than thirty (30) day’s prior notice from the other party, execute, acknowledge and deliver to such other party, or to any third party specified by such other party, a statement in writing: (a) certifying that this Agreement is unmodified and in full force and effect (or if there have been modifications, that the same, as modified, is in full force and effect and stating the modifications); (b) stating whether or not to the best knowledge of the certifying party: (i) there is a continuing default by the non-certifying party in the performance or observation of any covenant, agreement or condition contained in this Agreement; or (ii) there shall have occurred any event which, with the giving of Notice or the passage of time or both, would become such a default, and, if so, specifying such default or occurrence of which the certifying party may have knowledge; and (c) stating such other information as the non-certifying party may reasonably request. Such statement shall be binding upon the certifying party and may be relied upon by the non-certifying party and/or such third party specified by the non-certifying party as aforesaid. The obligations set forth in this Section 18.06 shall survive termination (that is, each party shall, on request, within the time period described above, execute and deliver to the non-certifying party and to any such third party a statement certifying that this Agreement has been terminated).

Section 18.07. Confidentiality of Business Information. The Manager and each Company agree to keep confidential and not to use or to disclose to others, any of their respective secrets or confidential or proprietary information, customer lists, or trade secrets, or any matter or items relating to this Agreement, the management of any Community or their association with each other except (a) to their respective Affiliates, which may in turn disclose to any holder of a Mortgage, any prospective lender, purchaser or prospective purchaser of a Community, (b) to any rating agencies, lenders, stock analysts, accountants, lawyers and other like professionals, (c) as expressly consented to in writing by the other party, (d) as required by law or the rules of any national securities exchange or automated quotation system to which the applicable Company or the Manager, or any Affiliate thereof, is or becomes subject, or (e) as required by law or the applicable regulators with respect to any initial, renewal or other required application for licensure, Medicare or Medicaid participation or other approval or certification of a Community.

Section 18.08. Confidentiality of Patient Information. The parties agree that the services provided under this Agreement will comply in all material respects with all federal and state-mandated regulations, rules, or orders applicable to the services provided herein, including but not limited to regulations promulgated under Title II, Subtitle F of HIPAA. The parties shall only use or disclose patient information, including Protected Health Information (as such term is defined by the Standards for Privacy of Individually Identifiable Health Information, 45 C.F.R. Part 160 and Subparts A and E of Part 164, as promulgated from time to time by the Department of Health and Human Services (the “Privacy Standards”)), in compliance with the Privacy Standards and other applicable law. The parties shall further reasonably safeguard the confidentiality, integrity and availability of patient information, including Protected Health Information, as required by applicable law, including the Privacy Standards and the Security Standards (45 C.F.R. Part 160 and Subparts A and E of Part 164). In the event that patient information (including Protected Health Information) is disclosed by a party or its agents to the other party, its employees, contractors, subcontractors or agents, such other party agrees to take reasonable steps to maintain, and to require its employees, contractors, subcontractors and agents receiving such information to maintain, the privacy and confidentiality of such information consistent with applicable law. In connection with the Manager’s services hereunder, the parties shall enter into a Business Associate Agreement in a form acceptable to both parties. Furthermore, the parties shall amend this Agreement or execute any additional documentation to amend the Agreement to conform with HIPAA or any new or revised legislation, rules, and regulations to which they are subject now or in the future in order to ensure that the parties are at all times in conformance with all such laws, rules and regulations.

Section 18.09. Assignment. Any Company may assign this Agreement to an Affiliate (but only as such term is defined in Section 1.04(a) or (c)) of that Company without the Manager’s consent. The Manager shall not assign or transfer its interest in this Agreement with respect to any Community without the prior written consent of the applicable Company, which consent may be withheld in that Company’s sole and absolute discretion. If a Company consents to an assignment of this Agreement by the Manager with respect to a Community, no further assignment shall be made with respect to that Community without the express consent in writing of the applicable Company.

Section 18.10. Amendment. This Agreement may not be modified, altered or amended in any manner except by an amendment in writing, duly executed by the parties hereto.

Section 18.11. Third Party Beneficiaries. The terms and conditions of this Agreement shall inure to the benefit of, and be binding upon, the respective successors, heirs, legal representatives or permitted assigns of each of the parties hereto and except for DHC and the Owners, which are intended third party beneficiaries, and as otherwise provided in Section 16.05, no Person other than the parties hereto and their successors and permitted assigns is intended to be a beneficiary of this Agreement.

Section 18.12. Survival. The following provisions shall survive termination or expiration of this Agreement: Section 11.02, Section 14.01, 15.03, 15.04 and 15.05, Article XVI and Article XVIII.

Section 18.13. Relationship Between the Parties. The relationship between each Company and the Manager pursuant to this Agreement shall not be one of general agency, but shall be that of an independent contractor relationship, provided with respect to those specific and limited circumstances in which (a) the Manager is holding funds for the account of a Company or (b) the Manager is required or authorized to act as authorized representative for a Company with respect to agreements with Residents, filings with and applications to governmental bodies or pursuant to licenses or Legal Requirements, the relationship between each Company and the Manager shall be that of trustee and authorized representative (with limited agency), respectively. Neither this Agreement nor any agreements, instruments, documents or transactions contemplated hereby shall in any respect be interpreted, deemed or construed as making any Company a partner or joint venturer with the Manager or as creating any similar relationship or entity, and each party agrees that it will not make any contrary assertion, contention, claim or counterclaim in any action, suit or other legal proceeding involving the other.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers, all as of the day and year first above written.

FVE PARTIES:

FIVE STAR SENIOR LIVING INC., and
FVE MANAGERS, INC.

By:	/s/ Katherine E. Potter
Katherine E. Potter
President of each of the foregoing entities

[Signature Page to Amended and Restated Master Management Agreement]

DHC PARTIES:

DIVERSIFIED HEALTHCARE TRUST
SNH AL AIMO TENANT, INC.,
SNH AL CRIMSON TENANT INC.,
SNH AL GEORGIA TENANT LLC,
SNH AL TRS, INC.,
SNH AL WILMINGTON TENANT INC.,
SNH AZ TENANT LLC,
SNH BAMA TENANT LLC,
SNH BRFL TENANT LLC,
SNH CAL TENANT LLC,
SNH CCMD TENANT LLC,
SNH DEL TENANT LLC,
SNH DERBY TENANT LLC,
SNH FLA TENANT LLC,
SNH GEORGIA TENANT LLC,
SNH GRANITE GATE LANDS TENANT LLC,
SNH GRANITE GATE TENANT LLC,
SNH GROVE PARK TENANT LLC,
SNH INDY TENANT LLC,
SNH LINCOLN TENANT LLC,
SNH LONGHORN TENANT LLC,
SNH MASS TENANT LLC,
SNH MD TENANT LLC,
SNH MO TENANT LLC,
SNH NC TENANT LLC,
SNH NJ TENANT LLC,
SNH NM TENANT LLC,
SNH NORTHWOODS TENANT LLC
SNH OHIO TENANT LLC,
SNH PARK PLACE TENANT I LLC,
SNH PARK PLACE TENANT II LLC,
SNH PENN TENANT LLC,
SNH PLFL TENANT LLC,
SNH SC TENANT LLC,
SNH SE BARRINGTON BOYNTON TENANT LLC,
SNH SE BURLINGTON TENANT LLC,
SNH SE HOLLY HILL TENANT LLC,
SNH SE SG TENANT LLC,
SNH SE TENANT TRS, INC.,
SNH TEANECK TENANT LLC,
SNH TELLICO TENANT LLC,
SNH TENN TENANT LLC,
SNH TOTO TENANT LLC,
SNH VA TENANT LLC,
SNH VIKING TENANT LLC,

[Signature Page to Amended and Restated Master Management Agreement]

SNH WIS TENANT LLC, and
SNH YONKERS TENANT INC.

By:	/s/ Jennifer F. Francis
Jennifer F. Francis
President of each of the foregoing entities

[Signature Page to Amended and Restated Master Management Agreement]

Exhibit A

No.	Company	Community	Owner	2021 Target Invested Capital
1	SNH Grove Park Tenant LLC	Terrace at Grove Park 101 Tulip Lane Dothan, AL 36305	SNH Grove Park Trust	$175,950
2	SNH SE Tenant TRS, Inc.	The Terrace at Priceville 200 Terrace Lane Priceville, AL 35603	SNH SE Properties Trust	$140,760
3	SNH AL Crimson Tenant Inc.	Morningside of Vestavia Hills 2435 Columbiana Road Vestavia Hills, AL 35216	SNH/LTA Properties Trust	$249,390
4	SNH AZ Tenant LLC	The Forum at Desert Harbor 13840 North Desert Harbor Drive Peoria, AZ 85381	SNH/LTA Properties Trust	$439,110
5a	SNH Granite Gate Tenant LLC	Granite Gate Senior Living 3850 North US Highway 89 Prescott, AZ 86301	SNH Granite Gate Inc.	$188,190
5b	SNH Granite Gate Lands Tenant LLC	Granite Gate Lands Boulder Creek Lane 3850 North US 89 Highway Prescott, AZ 86301	SNH Granite Gate Lands Trust	$0
6	SNH AZ Tenant LLC	The Forum at Pueblo Norte (including Pueblo Norte Senior Living Community and Forum Pueblo Norte Assisted Living) 7090, 7100 & 7108 East Mescal Street Scottsdale, AZ 85254	CCC Pueblo Norte Trust	$425,340
7	SNH SE Tenant TRS, Inc.	The Gardens of Scottsdale 6001 E. Thomas Road Scottsdale, AZ 85251	SPTMRT Properties Trust	$185,130
8	SNH AZ Tenant LLC	The Forum at Tucson 2500 North Rosemont Boulevard Tucson, AZ 85712	SNH/LTA Properties Trust	$385,560
9-10	SNH CAL Tenant LLC	Remington Club (including Remington Club I & II and Remington Club Health Center) 16925 (including 16922) and 16916 (including 16915) Hierba Drive San Diego, CA 92128	SNH/LTA Properties Trust	$612,000
11	SNH CAL Tenant LLC	Rio Las Palmas 877 East March Lane Stockton, CA 95207	SNH FM Financing LLC	$249,390
12	SNH AL TRS, Inc.	Five Star Residences of Dayton Place 1950 South Dayton Street Aurora, CO 80247	SNH/LTA Properties Trust	$365,670
13	SNH DEL Tenant LLC	Somerford House and Place of Newark (including Somerford House and Somerford Place) 501 South Harmony Road & 4175 Ogletown-Stanton Road Newark, DE 19713	SNH Somerford Properties Trust	$169,830
14	SNH DEL Tenant LLC	Forwood Manor 1912 Marsh Road Wilmington, DE 19810	CCC Retirement Communities II, L.P.	$382,500
15	SNH BRFL Tenant LLC	Five Star Premier Residences of Boca Raton 22601 Camino Del Mar Boca Raton, FL 33433	SNH BRFL Properties LLC	$327,420
16	SNH SE Barrington Boynton Tenant LLC	Barrington Terrace at Boynton Beach 1425 Congress Avenue Boynton Beach, FL 33426-6381	SNH SE Barrington Boynton LLC	$211,140

No.	Company	Community	Owner	2021 Target Invested Capital
17	SNH FLA Tenant LLC	Park Summit at Coral Springs 8500 Royal Palm Boulevard Coral Springs, FL 33065	SNH/LTA Properties Trust	$426,870
18	SNH FLA Tenant LLC	Forum at Deer Creek 3001 Deer Creek Country Club Boulevard Deerfield Beach, FL 33442	CCC Financing I Trust	$440,640
19	SNH SE Tenant TRS, Inc.	The Horizon Club 1208 South Military Trail Deerfield Beach, FL 33442	SPTMRT Properties Trust	$443,700
20	SNH SE Tenant TRS, Inc.	Calusa Harbor 2525 East First Street Fort Meyers, FL 33901	SPTMRT Properties Trust	$673,200
21	SNH SE Holly Hill Tenant LLC	Riviera 1825 Ridgewood Avenue Holly Hill, FL 32117	SNH SE Holly Hill LLC	$220,320
22	SNH SE Tenant TRS, Inc.	Five Star Premier Residences of Hollywood 2480 North Park Road Hollywood, FL 33021	SNH SE Properties Trust	$566,100
23	SNH FLA Tenant LLC	Tuscany Villa of Naples 8901 Tamiami Trail East Naples, FL 34113	SNH/LTA Properties Trust	$205,020
24	SNH FLA Tenant LLC	Coral Oaks 900 West Lake Road Palm Harbor, FL 34684	SNH FM Financing LLC	$483,480
25	SNH SE Tenant TRS, Inc.	Stratford Court of Palm Harbor 45 Katherine Boulevard Palm Harbor, FL 34684	SPTMRT Properties Trust	$486,540
26	SNH PLFL Tenant LLC	Five Star Premier Residences of Plantation 8500 West Sunrise Boulevard Plantation, FL 33322	SNH PLFL Properties LLC	$416,160
27	SNH FLA Tenant LLC	The Court at Palm Aire 2701 North Course Drive Pompano Beach, FL 33069	SNH/LTA Properties Trust	$443,700
28	SNH SE Tenant TRS, Inc.	Five Star Premier Residences of Pompano 1371 South Ocean Boulevard Pompano Beach, FL 33062	SNH SE Properties Trust	$260,100
29	SNH SE Tenant TRS, Inc.	Lexington Manor 20480 Veterans Boulevard Port Charlotte, FL 33954-2264	SNH SE Properties Trust	$130,050
30	SNH SE Tenant TRS, Inc.	The Gardens of Port St. Lucie 1699 S.E. Lyngate Drive Port St. Lucie, FL 34952	SPTMRT Properties Trust	$195,840
31	SNH FLA Tenant LLC	The Palms of St. Lucie West 501 N.W. Cashmere Boulevard Port St. Lucie, FL 34986-1908	SNH/LTA Properties Trust	$149,940
32	SNH FLA Tenant LLC	Fountainview 111 (including 145) Executive Center Drive West Palm Beach, FL 33401	CCC Investments I, L.L.C.	$517,140
33	SNH SE Tenant TRS, Inc.	Cameron Hall (Canton) 240 Marietta Highway Canton, GA 30114	SNH SE Properties LLC	$143,820
34	SNH AL Georgia Tenant LLC	Gardens of Gainesville 3315 Thompson Bridge Road Gainesville, GA 03506	SNH AL Georgia LLC	$234,090
35	SNH SE Tenant TRS, Inc.	Palms of Lake Spivey 8080 Summit Bus. Parkway Jonesboro, GA 30236-4199	SNH SE Properties LLC	$306,000

No.	Company	Community	Owner	2021 Target Invested Capital
36	SNH Georgia Tenant LLC	Savannah Square (including Savannah Square Health Center and Palmetto Inn) One Savannah Square Drive Savannah, GA 31406	SNH/LTA Properties GA LLC	$296,820
37	SNH SE Tenant TRS, Inc.	Church Creek 1250 West Central Road Arlington Heights, IL 60005	SPTMRT Properties Trust	$514,080
38	SNH Lincoln Tenant LLC	Brenden Gardens 900 Southwind Road Springfield, IL 62703	SNH/LTA Properties Trust	$171,360
39	SNH AL AIMO Tenant, Inc.	Morningside of Sterling 2705 Avenue E. Sterling, IL 61081	SNH AL AIMO, Inc.	$139,230
40	SNH INDY Tenant LLC	Smith Farm Manor 406 Smith Drive Auburn, IN 46706	SNH RMI Smith Farms Manor Properties LLC	$78,030
41	SNH INDY Tenant LLC	Park Square Manor 6990 East County Road 100 North Avon, IN 46123	SNH RMI Park Square Manor Properties LLC	$116,280
42	SNH INDY Tenant LLC	Meadowood Retirement Community (including Meadowood Health Pavilion) 2455 Tamarack Trail Bloomington, IN 47408	O.F.C. Corporation	$399,330
43	SNH INDY Tenant LLC	Forum at the Crossing 8505 Woodfield Crossing Boulevard Indianapolis, IN 46240	SNH FM Financing LLC	$342,720
44	SNH Northwoods Tenant LLC	Five Star Residences of North Woods 2501 Friendship Boulevard and Mallard Court Kokomo, IN 46901	SNH Northwoods LLC	$174,420
45	SNH INDY Tenant LLC	Jefferson Manor 601 Saint Joseph Drive Kokomo, IN 46901	SNH RMI Jefferson Manor Properties LLC	$78,030
46	SNH INDY Tenant LLC	Oak Woods Manor 1211 Longwood Drive LaPorte, IN 46350	SNH RMI Oak Woods Manor Properties LLC	$76,500
47	SNH INDY Tenant LLC	Northwood Manor 1590 West Timberview Drive Marion, IN 46952	SNH RMI Northwood Manor Properties LLC	$78,030
48	SNH INDY Tenant LLC	McKay Manor 1473 East McKay Road Shelbyville, IN 46176	SNH RMI McKay Manor Properties LLC	$78,030
49	SNH INDY Tenant LLC	Sycamore Manor 222 South 25th Street Terre Haute, IN 47803	SNH RMI Sycamore Manor Properties LLC	$111,690
50	SNH INDY Tenant LLC	Fox Ridge Manor 150 Fox Ridge Drive Vincennes, IN 47591	SNH RMI Fox Ridge Manor Properties LLC	$73,440
51	SNH Toto Tenant LLC	Brandon Woods at Alvamar 1501 Inverness Drive Lawrence, KS 66047	SNH CHS Properties Trust	$335,070
52	SNH Toto Tenant LLC	The Forum at Overland Park 3501 West 95th Street Overland Park, KS 66206	SNH FM Financing LLC	$312,120
53	SNH Toto Tenant LLC	Overland Park Place 6555 West 75th Street Overland Park, KS 66204	SNH CHS Properties Trust	$205,020

No.	Company	Community	Owner	2021 Target Invested Capital
54	SNH Derby Tenant LLC	Ashwood Place 102 Leonardwood Frankfort, KY 40601	SNH/LTA Properties Trust	$157,590
55	SNH Derby Tenant LLC	The Forum at Brookside 200 Brookside Drive Louisville, KY 40243	SNH FM Financing LLC	$491,130
56	SNH CCMD Tenant LLC	Five Star Premier Residences of Chevy Chase 8100 Connecticut Avenue Chevy Chase, MD 20815	SNH CCMD Properties LLC	$504,900
57	SNH MD Tenant LLC	HeartFields at Easton 700 Port Street Easton, MD 21601-8184	SNH/LTA Properties Trust	$113,220
58	SNH MD Tenant LLC	Heartlands Senior Living Village at Ellicott City 3004 North Ridge Road Ellicott City, MD 21043-3381	Ellicott City Land I, LLC	$348,840
59	SNH MD Tenant LLC	HeartFields at Frederick 1820 Latham Drive Frederick, MD 21701-9393	SNH CHS Properties Trust	$79,560
60	SNH MD Tenant LLC	Somerford Place and Somerford House - Frederick (including Somerford House - Frederick) 2100 Whittier Drive Frederick, MD 21702	SNH Somerford Properties Trust	$149,940
61	SNH MD Tenant LLC	Somerford Place and Somerford House - Hagerstown (including Somerford House - Hagerstown) 10114 & 10116 Sharpsburg Pike Hagerstown, MD 21740	SNH Somerford Properties Trust	$154,530
62	SNH MD Tenant LLC	Heartlands at Severna Park 715 Benfield Road Severna Park, MD 21146-2210	SNH FM Financing Trust	$125,460
63	SNH MD Tenant LLC	Aspenwood 14400 Homecrest Road Silver Spring, MD 20906-1871	SNH/LTA Properties Trust	$201,960
64	SNH MASS Tenant LLC	The Gables at Winchester 299 Cambridge Street Winchester, MA 01890	SNH/LTA Properties Trust	$188,190
65	SNH Viking Tenant LLC	Wellstead of Rogers and Diamondcrest Senior Living 20500 & 20600 S. Diamond Lake Road Rogers, MN 55374	SNH CHS Properties Trust	$287,640
66	SNH MO Tenant LLC	College View Manor Retirement Residence 3828 College View Drive Joplin, MO 64801	SNH IL Joplin Inc.	$133,110
67	SNH AL TRS, Inc.	The Lodge Assisted Living and Memory Care 2200 East Long Street Carson City, NV 89706	SNH AL Properties Trust	$125,460
68	SNH SE Tenant TRS, Inc.	Five Star Premier Residences of Reno 3201 Plumas Street Reno, NV 89509	SNH SE Properties Trust	$313,650
69	SNH NJ Tenant LLC	Leisure Park (including Brighton Gardens of Leisure Park, Leisure Park Health Center and Leisure Park Special Care Center) 1400 Route 70 Lakewood, NJ 08701	Leisure Park Venture Limited Partnership	$634,950
70	SNH NJ Tenant LLC	Mt. Arlington Senior Living 2 Hillside Drive Mt. Arlington, NJ 07856	SNH NS Properties Trust	$153,000

No.	Company	Community	Owner	2021 Target Invested Capital
71	SNH Teaneck Tenant LLC	Five Star Premier Residences of Teaneck 655 Pomander Walk Teaneck, NJ 07666	SNH Teaneck Properties LLC	$333,540
72	SNH NM Tenant LLC	The Montebello on Academy 10500 Academy Road, N.E. Albuquerque, NM 87111	SNH FM Financing LLC	$312,120
73	SNH Yonkers Tenant Inc.	Five Star Premier Residences of Yonkers 537 Riverdale Avenue Yonkers, NY 10705	SNH Yonkers Properties Trust	$474,300
74	SNH SE Burlington Tenant LLC	Home Place of Burlington 118 Alamance Road Burlington, NC 27215-5583	SNH SE Burlington LLC	$108,630
75	SNH NC Tenant LLC	HeartFields at Cary 1050 Crescent Green Drive Cary, NC 27511-8100	SNH FM Financing LLC	$137,700
76	SNH NC Tenant LLC	Morningside of Concord 500 Penny Lane, N.E. Concord, NC 28025	SNH/LTA Properties Trust	$146,880
77-78a	SNH NC Tenant LLC	The Haven in Highland Creek 5920 McChesney Drive Charlotte, NC 28269	SNH CHS Properties Trust	$91,800
77-78b	SNH NC Tenant LLC	The Laurels in Highland Creek 6101 Clark Creek Parkway Charlotte, NC 28269	SNH CHS Properties Trust	$143,820
79	SNH SE Tenant TRS, Inc.	Summit Place of South Park 2101 Runnymede Lane Charlotte, NC 28209	SNH SE Properties Trust	$183,600
80	SNH NC Tenant LLC	Morningside of Gastonia 2755 Union Road Gastonia, NC 28054	SNH/LTA Properties Trust	$142,290
81a	SNH NC Tenant LLC	Home Place of New Bern 1309 McCarthy Boulevard New Bern, NC 28562-2035	SNH/LTA SE Home Place New Bern LLC	$91,800
81b	SNH NC Tenant LLC	McCarthy Court I 1321 McCarthy Boulevard New Bern, NC 28562	SNH/LTA SE McCarthy New Bern LLC	$64,260
81c	SNH NC Tenant LLC	McCarthy Court II 1325 McCarthy Boulevard New Bern, NC 28562	SNH/LTA Properties Trust	$65,790
82-83a	SNH NC Tenant LLC	The Haven in the Village at Carolina Place 13150 Dorman Road Pineville, NC 28134	SNH CHS Properties Trust	$91,800
82-83b	SNH NC Tenant LLC	The Laurels in the Village at Carolina Place 13180 Dorman Road Pineville, NC 28134	SNH CHS Properties Trust	$145,350
84	SNH NC Tenant LLC	Morningside of Raleigh 801 Dixie Trail Raleigh, NC 27607	SNH/LTA Properties Trust	$137,700
85	SNH AL Wilmington Tenant Inc.	Morningside of Wilmington 2744 South 17th Street Wilmington, NC 28412	SNH Wilmington LLC	$148,410
86a	SNH NC Tenant LLC	Landing at Parkwood 1720 Parkwood Boulevard Wilson, NC 27893-2167	SNH/LTA Properties Trust	$96,390
86b	SNH NC Tenant LLC	Parkwood Village 1730 Parkwood Boulevard Wilson, NC 27893-3564	SNH/LTA SE Wilson LLC	$96,390

No.	Company	Community	Owner	2021 Target Invested Capital
87	SNH OHIO Tenant LLC	Forum at Knightsbridge (including Healthcare Center at the Forum) 4590 and 4625 Knightsbridge Boulevard Columbus, OH 43214	SNH FM Financing LLC	$431,460
88	SNH AL TRS, Inc.	The Forum at Town Center 8709 S.E. Causey Avenue Happy Valley, OR 97086	SNH AL AIMO, Inc.	$486,540
89	SNH Penn Tenant LLC	Franciscan Manor 71 Darlington Road Beaver Falls, PA 15010	SNH/LTA Properties Trust	$157,590
90	SNH Penn Tenant LLC	NewSeasons at New Britain 800 Manor Drive Chalfont, PA 18914	SNH NS Properties Trust	$148,410
91	SNH Penn Tenant LLC	Clarks Summit Senior Living 950 Morgan Highway Clarks Summit, PA 18411	SNH NS Properties Trust	$174,420
92	SNH Penn Tenant LLC	Tiffany Court at Kingston 700 Northampton Street Kingston, PA 18704	SNH NS Properties Trust	$165,240
93	SNH Penn Tenant LLC	Overlook Green 5250 Meadowgreen Drive Whitehall, PA 15236	SNH/LTA Properties Trust	$183,600
94	SNH SC Tenant LLC	Morningside of Anderson 1304 McLees Road Anderson, SC 29621	SNH/LTA Properties Trust	$67,320
95	SNH SE SG Tenant LLC	The Palms of Mt. Pleasant 937 Bowman Road Mount Pleasant, SC 29464	SNH SE SG LLC	$370,260
96	SNH SE Tenant TRS, Inc.	Fieldstone Place 51 Patel Way Clarkesville, TN 37043	SNH SE Properties Trust	$156,060
97	SNH Park Place Tenant I LLC	Park Place of Fountain City 5405 Colonial Circle and 3030 Holbrook Drive Knoxville, TN 37918	SNH Park Place I Inc.	$102,510
98	SNH Park Place Tenant II LLC	Park Place of West Knoxville 10914 Kingston Pike Knoxville, TN 37934	SNH Park Place II Inc.	$126,990
99	SNH Tellico Tenant LLC	The Neighborhood at Tellico Village 100 Chatuga Drive West Loudon, TN 37774	SNH Tellico Trust	$263,160
100	SNH TENN Tenant LLC	Morningside of Belmont 1710 Magnolia Boulevard Nashville, TN 37212	SNH/LTA Properties Trust	$174,420
101	SNH SE Tenant TRS, Inc.	The Gardens of Bellaire 4620 Bellaire Boulevard Bellaire, TX 77401	SPTMRT Properties Trust	$215,730
102	SNH Longhorn Tenant LLC	Heritage Place at Boerne 120 Crosspoint Drive Boerne, TX 78006	SNH/LTA Properties Trust	$76,500
103	SNH Longhorn Tenant LLC	Five Star Premier Residences of Dallas 5455 La Sierra Drive Dallas, TX 75231	SNH IL Properties Trust	$218,790
104	SNH Longhorn Tenant LLC	The Forum at Park Lane (including Healthcare Center at the Forum at Park Lane) 7831 (including 7827) Park Lane Dallas, TX 75225	CCC Financing I Trust	$367,200

No.	Company	Community	Owner	2021 Target Invested Capital
105	SNH Longhorn Tenant LLC	Heritage Place at Fredericksburg 96 E. Frederick Road Fredericksburg, TX 78624	SNH/LTA Properties Trust	$100,980
106	SNH Longhorn Tenant LLC	The Forum at Memorial Woods (including The Forum at Memorial Woods Healthcare Center) 777 (including 801) North Post Oak Road Houston, TX 77024	SNH/LTA Properties Trust	$628,830
107	SNH SE Tenant TRS, Inc.	Gateway Gardens and Villa 605 Gateway Central and 601 Steve Hawkins Parkway Marble Falls, TX 78654	SNH SE Properties Trust	$119,340
108	SNH Longhorn Tenant LLC	Overture at Plano 500 Coit Road Plano, TX 75075	SNH SE Properties Trust	$255,510
109	SNH Longhorn Tenant LLC	The Forum at Lincoln Heights 311 West Nottingham San Antonio, TX 78209	SNH FM Financing LLC	$402,390
110-111	SNH Longhorn Tenant LLC	The Haven and The Laurels in Stone Oak 511 and 575 Knights Cross Drive San Antonio, TX 78258	SNH/LTA Properties Trust	$235,620
112	SNH Longhorn Tenant LLC	The Forum at the Woodlands 5055 W. Panther Creek Drive Woodlands, TX 77381	SNH FM Financing LLC	$538,560
113	SNH VA Tenant LLC	Morningside of Charlottesville 491 Crestwood Drive Charlottesville, VA 22903	SNH FM Financing LLC	$153,000
114	SNH VA Tenant LLC	The Reserve at Greenbrier 1005 Elysian Place Chesapeake, VA 23320-2989	SNH/LTA Properties Trust	$261,630
115	SNH VA Tenant LLC	Morningside of Bellgrade 2800 Polo Parkway Midlothian, VA 23113	SNH/LTA Properties Trust	$179,010
116	SNH VA Tenant LLC	Talbot Park 6311 Granby Street Norfolk, VA 23505-4454	SNH/LTA Properties Trust	$172,890
117	SNH VA Tenant LLC	Morningside in the West End (including Morningside at Skipwith (West End)) 3000 Skipwith Road Richmond, VA 23294	SNH/LTA Properties Trust	$133,110
118	SNH SE Tenant TRS, Inc.	The Gardens of Virginia Beach 5620 Wesleyan Drive Virginia Beach, VA 23455	SPTMRT Properties Trust	$171,360
119	SNH SE Tenant TRS, Inc.	Coventry Village 7707 N. Brookline Drive, 7710 S. Brookline Drive, and 7839, 7841, 7843 and 7915-7924 Courtyard Drive Madison, WI 53719	SNH SE Properties Trust	$269,280
120	SNH WIS Tenant LLC	Manorpointe-Oak Creek Independent Senior Apartments and Meadowmere/Mitchell Manor-Oak Creek Assisted Living (including Manorpointe Apartments, Meadowmere – Oak Creek and Mitchell Manor Oak Creek) 700 East Stonegate Drive, 701 East Puetz Road & 8740 S. Oak Park Drive Oak Creek, WI 53154	SPTMNR Properties Trust	$226,440